STOCK PURCHASE AGREEMENT

between

HUMANA MEDICAL PLAN, INC.

and

METROPOLITAN HEALTH NETWORKS, INC.

June 27, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS

Description	Exhibit

Illustration of Net Equity Adjustment Amount Determination	A
Escrow Agreement	B
Release of Claims Agreement	C
Form of Agreement Not to Compete or Solicit	D
Form of Occupancy and Operational License	E
MHP Provider Agreements	F

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LIST OF SCHEDULES

Description	Schedule

Material Contracts Requiring Consent	3.4(a)
Certain Material Contracts and Governmental Authorizations Requiring Notice	3.4(b)
Financial Statements	3.6(a)
Statutory Statements	3.6(b)
Certain Reinsurance Contracts	3.6(c)
Undisclosed Liabilities	3.7
Healthcare Governmental Authorizations/Service Areas	3.9(a)
Governmental Contracts	3.9(b)
Healthcare Enrollment Forms	3.9(g)
Certain Healthcare Members	3.9(h)
Reinsurance Contracts	3.9(i)
Broker Contracts	3.9(j)
Lag Reports	3.9(k)
Compliance with Medicare/Medicaid	3.9(l)
Delinquent Regulatory Filings	3.10(a)
Legal Proceedings	3.12
Insurance Policies	3.13(a)
Available Tail Coverage	3.13(b)
Tax Sharing Agreements	3.14(h)
Taxing Authority Audits	3.14(j)
Intellectual Property	3.15(a)
Needed Intellectual Property	3.15(b)
Intellectual Property Licenses	3.15(d)
Actions to Perfect Intellectual Property	3.15(e)
Environmental	3.16
Good Title	3.17
Real Property Leases	3.18
Material Agreements	3.19
Provider Contracts	3.20(a)
Provider Contract Liabilities	3.20(b)
Provider Contracts with Extraordinary Payments	3.20(c)
Provider Contract Defaults and Breaches	3.20(d)
Current Employees	3.21(a)
Labor Practices	3.21(c)
Employment Contracts; Loans to Employees	3.21(d)
Absence of Certain Changes or Events	3.22
Employee Benefit Plans	3.23(a)
Non-Qualified Plans/Investments in Employer Securities	3.23(c)
Retiree or Former Employee Health or Welfare Benefits	3.23(f)
Employee Benefit Plan Proceedings or Liens	3.23(k)
Certain Increased Costs under Employee Benefit Plans	3.23(l)
Certain Business Relationships	3.24
Relations and Members	3.26

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Guarantees	3.28
Banks and Depositories	3.29
Brokers’ Fees	3.32
No Violation	4.4
Debt Cancellation	5.3(m)
Transactions with Affiliates	5.8
Executive List for Agreement Not to Compete or Solicit	6.2(h)
Designated Employees for Termination	6.3(b)
Employment Contracts for Termination	6.3(c)
Required Non-Governmental Consents for Closing	8.4

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TABLE OF DEFINED TERMS

Term Section

Action or Proceeding	Appendix
Actual Excess Net Equity	2.5
Acquisition Balance Sheet	3.6(a)
Advisors	Appendix
Affiliate	Appendix
Agency Audit	Appendix
Agreement	Preamble
AHCA	Appendix
Annual Financial Statements	3.6(a)
Annual Statement	3.6(b)
Applicable Rate	Appendix
Audit Reports	3.10(a)
Base Purchase Price	2.2
Basket Amount	10.2(c)
Broker Contracts	3.9(j)
Business	Appendix
Business Day	Appendix
Cap	10.2(d)
Claims Settlement Period	Appendix
Closing Net Equity	Appendix
CMS	Appendix
CMS Part D Payment Reconciliation	Appendix
CERCLA	3.16(a)
Charter Documents	3.3
Closing	2.7
Closing Balance Sheet	2.4
Closing Date	2.7
COBRA	Appendix
Code	Appendix
Company	Recitals
Company Employees	6.3
Competitive Business Activity	6.2(a)
Completion Amount	Appendix
Confidential Information	Appendix
Contract or Agreement	Appendix
Current Employees	3.21(a)
Determination	2.5(a)
DB Plan	Appendix
Deferred Compensation Plan	Appendix
Effective Date	Preamble
Effective Time	2.7
Election	2.9(a)
Enrollment Forms	Appendix

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ERISA	Appendix
ERISA Affiliate	Appendix
Escrow Agent	Appendix
Escrow Agreement	Appendix
Escrow Fund	Appendix
Estimated Excess Net Equity	2.4
Estimated Net Equity	Appendix
Exchange Act	11.8
Federal HMO Act	Appendix
Financial Statements	3.6(a)
GAAP	Appendix
Governmental Authorization	Appendix
Governmental Authority	Appendix
Government Contracts	3.9(b)
Hazardous Materials	3.16(a)
Health Benefit Laws	Appendix
Health Benefit Plan	Appendix
HealthFirst	6.6
HIPAA	Appendix
Indemnitee	10.3(a)
Indemnitors	10.3(a)
Independent Accountant	2.5(a)
Intellectual Property	3.15(a)
Interim Statement	3.6(b)
IPA Agreement	6.2(g)
Knowledge	Appendix
Laws	Appendix
Leases	3.18
Liabilities	Appendix
License Agreement	2.9(j)
Lien	Appendix
Loss or Losses	10.2(a)
MAE Notice	5.9
Material Adverse Effect	Appendix
Material Agreement	3.19
Medicaid	Appendix
Medicare	Appendix
Medicare Advantage Contracts	Appendix
Medicare Advantage Program	Appendix
Medicare Risk Payments	2.6(b)
Member	Appendix
Member Months	2.6(a)
MHP Closing Costs	Appendix
MHP Provider Agreements	Appendix
Most Recent Balance Sheet	Appendix
Most Recent Financial Statements	3.6(a)

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MRA Determination Date	2.6(b)
MRA Pro Rata Portion	2.6(b)
Multiemployer Plan	Appendix
Net Equity	Appendix
Net Equity Adjustment Amount	2.5
OIR	Appendix
Order	Appendix
Ordinary Course of Business	Appendix
Part D Determination Date	2.6(a)
Part D Reconciliations	2.6(a)
Parties	Preamble
Party	Preamble
PBGC	Appendix
Pension Plan	Appendix
Permitted Liens	Appendix
Person	Appendix
Pre-Closing Tax Deficiency	Appendix
Pre-Closing Taxes	Appendix
Pre-Closing Tax Period	Appendix
Provider Contracts	3.20(a)
Pro Rata Portion	2.6(a)
Purchase Price	2.2
Purchase Price Allocation	2.9(a)
Purchaser	Preamble
Purchaser Indemnified Parties	10.2(a)
Purchaser Officer’s Certificate	7.8
Purchaser Third Party Consents	8.4
Purchaser MRA Determination	2.6(b)
Purchaser Part D Determination	2.6(a)
Quarterly Statement	3.6(b)
Real Property	3.18
Recalculated Net Equity	2.5(a)
Reconciliation Year 2008	Appendix
Reductions Notice	2.3
Regulatory Filings	3.10(a)
Reinsurance Contracts	3.9(i)
Related Agreement	3.1
Restricted Securities	4.6
Routine Communications	6.4
Sale	2.1
SAP	Appendix
Securities Act	3.5
Seller	Preamble
Seller Indemnified Parties	10.2(b)
Seller Officer Certificate	8.6
Seller MRA Determination	2.6(b)

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Seller Part D Determination	2.6(a)
Seller Plan	Appendix
Seller Third Party Consents	7.4
Service Areas	3.9(a)
Shares	Recitals
Specified Agreements	3.19
Specified Proceedings	10.2(a)
Statutory Statements	3.6(b)
Straddle Period	Appendix
Straddle Period Taxes	Appendix
Statutory Surplus	Appendix
Subsidiary	Appendix
Targeted Net Equity	2.4
Tax	3.14
Taxes	3.14
Taxing Authority	3.14
Tax Return	3.14
Termination Date	9.1(b)
Third Party Claim	10.3(a)
Transactional Representations and Warranties	10.1(a)
Transition Date	6.6
UR	3.9(a)
VEBA	Appendix
WARN	6.3
Welfare Plan	Appendix

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 27th day of June, 2008 (the “Effective Date”), by Humana Medical Plan, Inc., a Florida corporation (“Purchaser”), and Metropolitan Health Networks, Inc., a Florida corporation (“Seller”). Purchaser and Seller are sometimes hereinafter referred to individually as “Party” and collectively as “Parties.”

RECITALS:

A. Seller is the record and beneficial owner of 18,100,201 shares of outstanding common stock, having a par value of $0.001 per share (the “Shares”), of Metcare Health Plans, Inc., a Florida corporation (the “Company”), representing all of the outstanding capital stock of the Company.

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s right, title and interest in and to the Shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix attached hereto, and, when used herein, shall have the meaning set forth in the Appendix, which is incorporated herein by reference.

2. Sale and Transfer of Shares; Consideration; Closing.

2.1 Purchase and Sale. Upon terms and subject to the conditions in this Agreement, at the Closing (defined in Section 2.7), Seller shall sell, transfer, assign, and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, in exchange for the payment and delivery by Purchaser of the Purchase Price (defined in Section 2.2) in accordance with Section 2.2 (the “Sale”).

2.2 Purchase Price; Payment at Closing. Upon the terms and subject to the conditions in this Agreement, and in consideration for the Sale, Purchaser shall pay and deliver to Seller an amount equal to the sum of (a) Fourteen Million dollars ($14,000,000.00), (the “Base Purchase Price”); and (b) the Estimated Excess Net Equity (collectively with the Base Purchase Price, the “Preliminary Purchase Price”). The Preliminary Purchase Price shall be subject to post-closing adjustment by the Net Equity Adjustment Amount (defined in Section 2.5) in accordance with Section 2.5, the additional post-closing CMS Part D adjustments as set forth below in Section 2.6(a) and the additional post-closing Medicare Risk adjustments as set forth below in Section 2.6(b) (the Preliminary Purchase Price, as so adjusted, is referred to herein as the “Purchase Price”). At Closing, Purchaser shall cause the Preliminary Purchase Price to be paid to Seller as follows: (i) One Million Four Hundred Thousand dollars ($1,400,000.00), representing the Escrow Fund to be deposited with Escrow Agent pursuant to this Agreement, shall be wire transferred by Purchaser to Escrow Agent to an account designated by Escrow Agent for receipt thereof; and (ii) the balance of the Preliminary Purchase Price shall be wire transferred by Purchaser to Seller to an account designated by Seller for receipt thereof.

2.3 Reductions Notice. At or prior to the Closing, Seller shall cause the Company to deliver to Purchaser a written notice (the “Reductions Notice”) setting forth the amount of the MHP Closing Costs, together with (i) the persons or entities to whom such payments are to be made, if applicable, and (ii) wire transfer instructions for the recipients of such payments, if applicable. Purchaser shall cause the Company to pay in full all MHP Closing Costs in accordance with the Reductions Notice. Notwithstanding anything to the contrary set forth in Section 2.2, the Parties hereby acknowledge and agree that the MHP Closing Costs are the sole responsibility of the Company and that none of the MHP Closing Costs shall be deemed to have been assumed by Purchaser, nor shall the payment of the MHP Closing Costs in accordance with this Section 2.3 be deemed consideration for the Sale or other transactions contemplated by this Agreement.

2.4 Estimated Excess Net Equity. Within ten (10) Business Days of the Closing Date, and in no event less than five (5) Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Purchaser a certificate, signed by the Chief Financial Officer of the Company, setting forth the excess, if any, as of the Effective Time (the “Estimated Excess Net Equity”) of (i) the Estimated Net Equity over (ii) $4,500,000 (the “Targeted Net Equity”). The certificate provided for herein shall be accompanied by an unaudited balance sheet of the Company as of the last calendar day of the month which is two months prior to the month during which the Effective Time occurs (which amount is intended to be a reasonable estimate of the Company’s Net Equity as of the Effective Time) (the “Closing Balance Sheet”), prepared in accordance with SAP, including financial information and other documentation that supports the Company’s determination of the Estimated Excess Net Equity. By way of example, if the Effective Time is September 30, 2008, the Closing Balance Sheet shall be dated as of July 31, 2008.

2.5 Net Equity Adjustment Amount; Final Determination of Purchase Price. This Section 2.5 sets forth the procedure for final determination of the amount of any adjustment, which amount may be positive or negative, to the Preliminary Purchase Price for any difference between (i) the Actual Excess Net Equity (defined below) and (ii) the Estimated Excess Net Equity (the “Net Equity Adjustment Amount”). For purposes hereof, “Actual Excess Net Equity” shall mean the excess, if any, as of the Effective Time of Closing Net Equity over the Targeted Net Equity. The Preliminary Purchase Price shall be increased by the absolute value of the Net Equity Adjustment Amount if (i) the Actual Excess Net Equity exceeds (ii) the Estimated Excess Net Equity, and shall be decreased by the absolute value of the Net Equity Adjustment Amount if (i) the Estimated Excess Net Equity exceeds (ii) the Actual Excess Net Equity. The Preliminary Purchase Price, as so adjusted, shall constitute the Purchase Price for purposes of this Agreement.

(a) Within thirty (30) days following expiration of the Claims Settlement Period, Purchaser shall prepare and deliver to Seller its written determination (the “Purchaser Determination”) of the Company’s Closing Net Equity (the “Recalculated Net Equity”), including the basis for such Purchaser Determination. If, within thirty (30) days after receipt by Seller of the Purchaser Determination, Seller shall not have given notice to Purchaser setting forth any objection of Seller to the Purchaser Determination, then the Recalculated Net Equity as set forth in the Purchaser Determination shall be deemed to be the Closing Net Equity for the purposes set forth in this Agreement. Any notice of objection shall specifically (i) state those items or amounts to which Seller objects, (ii) set forth Seller’s calculation of the Company’s Closing Net Equity (the “Seller Determination”), and (iii) set forth the basis for Seller’s position as to the items or amounts to which Seller objects, provided, however, that Seller shall not raise as an objection the existence of any item in the Purchaser Determination, or the absence of any item in the Purchaser Determination, to the extent that the existence of such item, or the absence of such item, is accounted for in a manner consistent with the accounting for such item in the Estimated Net Equity, unless Purchaser’s adjustments to the Purchaser Determination affect the accounting of such item or the accounting for such item in the Closing Net Equity is by definition different than the accounting for such item in the Estimated Net Equity. Seller shall be deemed to have agreed with all items and amounts contained in the Purchaser Determination to which Seller does not provide specific notice of objection or Seller’s basis for such objection. In the event Seller gives notice of any objection to such Purchaser Determination within such thirty (30) day period, Purchaser and Seller shall use all reasonable efforts to resolve the dispute within thirty (30) days following the receipt by Purchaser of such notice from Seller. If Purchaser and Seller are unable to reach an agreement within such thirty (30) day period as to the disputed items or amounts, then such disputed items or amounts shall be submitted to KPMG LLP, certified public accountants (the “Independent Accountant”), for determination. The Independent Accountant shall consider only those items or amounts that Seller has properly stated in its notice of objection. Each Party shall be entitled to submit a brief position paper to the Independent Accountant, not to exceed ten (10) pages in length, setting forth such relevant information as such Party believes will assist the Independent Accountant in resolving the dispute, such paper to be submitted within ten (10) days following the date the matter is submitted to the Independent Accountant. The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days following the date of delivery of the position papers to the Independent Accountant), a report (reasonably detailed in explanation) setting forth its determination as to the disputed items or amounts and its calculation of the Closing Net Equity, which the Independent Accountant shall calculate in accordance with SAP except to the extent such principles are specifically modified by terms of this Agreement. Such determination shall be final and binding upon the Parties. In the event that the difference between the Seller Determination and the Purchaser Determination (the “Disputed Amount”) is less than $50,000, Purchaser shall pay 50%, and Seller shall pay 50%, of the fees and expenses of the Independent Accountant. In the event that the Disputed Amount is equal to or greater than $50,000, (i) Seller shall pay 100% of the fees and expenses of the Independent Accountant if the Purchaser Determination is closer in amount to the Closing Net Equity determined by the Independent Accountant than the Seller Determination; and (ii) Purchaser shall pay 100% of the fees and expenses of the Independent Accountant if the Seller Determination is closer in amount to the Closing Net Equity determined by the Independent Accountant than the Purchaser Determination.

(b) Seller and Purchaser shall, and shall cause their respective Advisors to, cooperate with and assist one another in the determination of the Closing Net Equity, including the making available to each other and to the Independent Accountant, at reasonable times and upon reasonable advance notice to the extent necessary, of books, records, work papers and personnel.

(c) Upon final determination of the Closing Net Equity in accordance with this Section 2.5, Seller or Purchaser, as appropriate, shall cause the Net Equity Adjustment Amount that remains due and owing to Purchaser, on the one hand, or Seller, on the other hand, to be promptly paid in accordance with the terms set forth below in this Section 2.5(c).

(1) If the Actual Excess Net Equity as finally determined pursuant hereto is less than the Estimated Excess Net Equity, Seller shall issue written instructions to Escrow Agent to make payment to Purchaser from the Escrow Fund in an amount equal to the Net Equity Adjustment Amount together with interest thereon (determined as provided below). In any event, Seller shall be liable to Purchaser for any deficiency (together with interest) due Purchaser hereunder and, if any amount remains due and owing to Purchaser after Purchaser has first pursued satisfaction of such deficiency against the Escrow Fund, Seller shall promptly reimburse and pay to Purchaser in cash any such deficiency amount together with interest thereon.

(2) If the Actual Excess Net Equity as finally determined pursuant hereto is greater than the Estimated Excess Net Equity, Purchaser shall promptly pay in cash to Seller the Net Equity Adjustment Amount together with interest thereon (determined as provided below).

(3) Any payment to be made by Purchaser or Seller pursuant to this Section 2.5(c) shall be made by wire transfer of immediately available funds and shall bear interest from the Closing Date until satisfaction, but excluding the date of payment, at the Applicable Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

Attached hereto as Exhibit A is an illustration of the determination of the Net Equity Adjustment Amount.

2.6 CMS Adjustments and Medicare Risk Adjustments.

(a)  On or prior to December 31, 2009 (as such date may be adjusted as described below, the “Part D Determination Date”): (a) Purchaser shall reconcile (i) the CMS Part D Payment Reconciliation (including Risk Sharing, Low Income Cost Subsidy, Reinsurance Subsidy and Budget Neutrality) for services provided prior to the Effective Time to the corresponding amounts recorded in the final determination of Closing Net Equity as determined in accordance with Section 2.5 ; and (ii) the amounts Payable/Receivable related to the CMS Part D, Plan to Plan Reconciliation for services provided prior to the Effective Time to the corresponding amounts recorded in the final determination of Closing Net Equity as determined in accordance with Section 2.5 (collectively, the “Part D Reconciliations”). For purposes of such reconciliation, Seller shall be allocated Seller’s Pro Rata Portion (defined below) of the Part D Reconciliations. Seller’s “Pro Rata Portion” shall equal (i) for Part D Reconciliations that relate to services provided in years prior to 2008, 100% and (ii) for Part D Reconciliations that relate to services provided in 2008, the ratio of the aggregate number of months of healthcare service the Company provided Members of its Medicare Advantage Plans (“Member Months”) during the period commencing on January 1, 2008 and ending at the Effective Time to the aggregate number of Member Months during the period commencing on January 1, 2008 and ending on the end date of the period covered by the Part D Reconciliation in 2008. In the event that CMS has not finally determined the CMS Part D Payment Reconciliation and/or the amounts Payable/Receivable related to the CMS Part D, Plan to Plan Reconciliation to the Company for services provided by the Company in 2008 by the Part D Determination Date, the Part D Determination Date shall be extended to the date that is ten (10) Business Days following the later of the date CMS provides notice to the Company of the final determination of the CMS Part D Payment Reconciliation and the date CMS provides notice to the Company of the amounts Payable/Receivable related to the CMS Part D, Plan to Plan Reconciliation. Within ten (10) Business Days of the Part D Determination Date, Purchaser shall prepare and deliver to Seller its final determination of the Part D Reconciliations and supporting documentation to Seller (the “Purchaser Part D Determination”). If, within thirty (30) Business Days after receipt by Purchaser of the Purchaser Part D Determination, Seller shall not have given notice to Purchaser setting forth any objection to the Purchaser Part D Determination, then the amounts as set forth in the Purchaser Part D Determination shall be deemed to be final. Any notice of objection shall specifically set forth Seller’s calculation of the Part D Reconciliations (the “Seller Part D Determination”). In the event Seller gives notice of any objection to such Purchaser Part D Determination within such thirty (30) Business Day period, Purchaser and Seller shall use all reasonable efforts to resolve the dispute within thirty (30) days following the receipt by Purchaser of such notice from Seller. If Purchaser and Seller are unable to reach an agreement within such thirty (30) day period as to the disputed amounts, then such disputed amounts shall be submitted to the Independent Accountant for determination, which the Independent Accountant shall calculate in accordance with SAP except to the extent such principles are specifically modified by terms of this Agreement. The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days following the date of delivery of the disputed amounts to the Independent Accountant), a report (reasonably detailed in explanation) setting forth its determination as to the Part D Reconciliations. Such determination shall be final and binding upon the Parties. In the event that the difference between the Seller Part D Determination and the Purchaser Part D Determination (the “Disputed Part D Amount”) is less than $50,000, Purchaser shall pay 50%, and Seller shall pay 50%, of the fees and expenses of the Independent Accountant. In the event that the Disputed Part D Amount is equal to or greater than $50,000, (i) Seller shall pay 100% of the fees and expenses of the Independent Accountant if the Purchaser Part D Determination is closer in amount to the Part D Reconciliations determined by the Independent Accountant than the Seller Part D Determination; and (ii) Purchaser shall pay 100% of the fees and expenses of the Independent Accountant if the Seller Part D Determination is closer in amount to the Part D Reconciliations determined by the Independent Accountant than the Purchaser Part D Determination. The net amount of such Part D Reconciliations, as finally determined, shall be paid by Purchaser or Seller, as applicable, by wire transfer or delivery of other immediately available funds within five (5) Business Days following final determination of such reconciliation.

(b) On or prior to December 31, 2009 (as such date may be adjusted as described below, the “MRA Determination Date”), Purchaser shall reconcile the change in Medicare payments received by the Company (the “Medicare Risk Payments”) for services provided prior to the Effective Time to the corresponding amounts recorded in the final determination of Closing Net Equity as determined in accordance with Section 2.5. For purposes of such reconciliation, Seller shall be allocated Seller’s MRA Pro Rata Portion (defined below) of the Medicare Risk Payments. Seller’s “MRA Pro Rata Portion” shall equal (i) for Medicare Risk Payments that relate to services provided in years prior to 2008, 100% and (ii) for Medicare Risk Payments that relate to services provided in 2008, the ratio of the aggregate number of Member Months during the period commencing on January 1, 2008 and ending at the Effective Time to the aggregate number of Member Months during the period covered by the CMS MRA determination period. The excess or deficit of the Medicare Risk Payments received versus the amounts recorded on the Closing Balance Sheet will be paid to (excess) or received from (deficit) the Seller. In the event that CMS has not finally determined the amount of Medicare payments to the Company for services provided by the Company in 2008 by the MRA Determination Date, the MRA Determination Date shall be extended to the date that is ten (10) Business Days following the date CMS provides notice to the Company of such final determination. Within ten (10) Business Days after the MRA Determination Date, Purchaser shall prepare and deliver to Seller its final determination of the Medicare Risk Payments and supporting documentation to Seller (the “Purchaser MRA Determination”). If, within thirty (30) Business Days after receipt by Purchaser of the Purchaser MRA Determination, Seller shall not have given notice to Purchaser setting forth any objection to the Purchaser MRA Determination, then the amounts as set forth in the Purchaser MRA Determination shall be deemed to be final. Any notice of objection shall specifically set forth Seller’s calculation of the Medicare Risk Payments (the “Seller MRA Determination”). In the event Seller gives notice of any objection to the Purchaser MRA Determination within such thirty (30) Business Day period, Purchaser and Seller shall use all reasonable efforts to resolve the dispute within thirty (30) days following the receipt by Purchaser of such notice from Seller. If Purchaser and Seller are unable to reach an agreement within such thirty (30) day period as to the disputed amounts, then such disputed amounts shall be submitted to the Independent Accountant for determination, which the Independent Accountant shall calculate in accordance with SAP except to the extent such principles are specifically modified by the terms of this Agreement. The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days following the date of delivery of the disputed amounts to the Independent Accountant), a report (reasonably detailed in explanation) setting forth its determination as to the Medicare Risk Payments. Such determination shall be final and binding upon the Parties. In the event that the difference between the Seller MRA Determination and the Purchaser MRA Determination (the “Disputed MRA Amount”) is less than $50,000, Purchaser shall pay 50%, and Seller shall pay 50%, of the fees and expenses of the Independent Accountant. In the event that the Disputed MRA Amount is equal to or greater than $50,000, (i) Seller shall pay 100% of the fees and expenses of the Independent Accountant if the Purchaser MRA Determination is closer in amount to the Medicare Risk Payments determined by the Independent Accountant than the Seller MRA Determination; and (ii) Purchaser shall pay 100% of the fees and expenses of the Independent Accountant if the Seller MRA Determination is closer in amount to the Medicare Risk Payments determined by the Independent Accountant than the Purchaser MRA Determination. The net amount of such Medicare Risk Payments, as finally determined, shall be paid by Purchaser or Seller, as applicable, by wire transfer or delivery of other immediately available funds within five (5) Business Days following final determination of such reconciliation.

2.7 Closing Date. Subject to the terms and conditions set forth in Section 7 and Section 8, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenebaum Doll & McDonald PLLC, 3500 National City Tower, 101 South Fifth Street, Louisville, KY 40202, at 10:00 a.m. Eastern Daylight Time on the last Business Day of the calendar month in which all of the Closing conditions set forth in Section 7 and Section 8 hereof (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, or on such other date or at such other time and place as the Parties shall mutually agree (the “Closing Date”). Unless otherwise mutually agreed upon by the Parties, the Closing will be effective as of 11:59 P.M., Eastern Standard Time, on the Closing Date (the “Effective Time”). Notwithstanding the order of actions taken or deliveries of the Parties set forth below in Sections 2.10 and 2.11, all actions and deliveries shall be deemed to occur simultaneously and none shall be deemed to have been completed until each of the actions and deliveries set forth in Sections 2.10 and 2.11 has been taken and completed or has been duly waived by the Party entitled to make such waiver.

2.8 Escrow Fund. At the Closing, Purchaser and Seller shall enter into an Escrow Agreement with Escrow Agent in substantially the form of Exhibit B attached hereto, pursuant to which the Escrow Fund will be deposited with Escrow Agent to be held, invested and disbursed by Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Fund, among other purposes, shall constitute a fund to secure payment of the following obligations of Seller:

(a) any Net Equity Adjustment Amount payable to Purchaser pursuant to Section 2.5(c)(1); and

(b) any Losses of Purchaser as finally determined pursuant to the terms of Section 10 of this Agreement.

All claims relating to the obligations or matters set forth above must first be made against the Escrow Fund until the escrow provided for in the Escrow Agreement terminates. On a date which is the second Business Day following the 24-month anniversary of the Effective Time, all of the Escrow Fund less a reasonable dollar amount reserved against the Escrow Fund for unresolved claims as of such date shall be disbursed from escrow to Seller. The Escrow Fund will not terminate until all claims against the Escrow Fund have been finally determined and the Escrow Agent disburses all of the remaining Escrow Fund in accordance with the terms of the Escrow Agreement.

2.9 Section 338(h)(10) Election.

(a) In connection with the Sale, the Parties shall file an election under section 338(h)(10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the Shares (collectively called the “Election”). As soon as practicable, on or after the Effective Time, the Parties will timely file Internal Revenue Service Form 8023 and such other forms as are required to effect the Election. The aggregate deemed sales price with respect to the Shares will be allocated to the assets of the Company in accordance with Section 2.9(b); such allocation (the “Purchase Price Allocation”) will be used in filing Form 8023, 8883 and such other forms as are required in support of the Election. The Parties shall report, on all relevant Tax Returns, the Sale in a manner consistent with the Election. The Parties shall comply with all of the requirements of section 338(h)(10) of the Code. The Parties agree to file all relevant Tax Returns in a manner consistent with such Purchase Price Allocation. Neither Purchaser nor Seller will take any position before any Taxing Authority or in any judicial proceeding with respect to Income Taxes that is inconsistent with such mutually agreed-to allocations without the prior written consent of the other party, in the consenting party’s sole discretion.

(b) The Parties will use their reasonable best efforts prior to the Closing to agree upon a schedule setting forth the Purchase Price Allocation. If the Parties cannot agree upon the Purchase Price Allocation prior to the Effective Time, or within 20 days after the Closing Date, then such disagreements shall be submitted for final and binding resolution to the Independent Accountant. The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days following the date of delivery of the disagreement to the Independent Accountant), a report (reasonably detailed in explanation) setting forth its determination as to the Purchase Price Allocation. The costs of the Independent Accountant for its determination of the Purchase Price Allocation shall be borne equally by Seller and Purchaser.

2.10 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by or on behalf of Seller or the Persons indicated below, as appropriate:

(a) one or more stock certificates evidencing the Shares duly endorsed by Seller in favor of Purchaser or accompanied by duly executed and completed stock transfers in favor of Purchaser, to the extent necessary to transfer and assign the Shares to Purchaser;

(b) original, certified copies of the Company’s Articles of Incorporation, as amended to date, and a certificate of good standing, or comparable status, of the Company, issued by the Secretary of State of the State of Florida, dated no earlier than a date that is fifteen (15) calendar days prior to the Closing Date;

(c) a certificate of the Secretary of Seller (i) certifying as complete and in full force and effect, as of the Effective Date, and attaching, (A) copies of the Bylaws of Seller and (B) copies of all requisite resolutions or actions of Seller’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the Sale and other transactions contemplated hereby, and (ii) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any Related Agreement (defined in Section 3.1, below);

(d) the Seller Officer’s Certificate (defined in Section 8.6);

(e) a Release of Claims, substantially in the form of Exhibit C attached hereto;

(f) the Agreements Not To Compete or Solicit, substantially in the form of Exhibit D attached hereto, as required by Section 6.2(h);

(g) the resignation of each director and each officer of the Company effective as of the Effective Time, in a form satisfactory to Purchaser;

(h) all Seller Third Party Consents (defined in Section 7.4);

(i) binders of insurance evidencing the continuation coverages provided for in Section 5.10;

(j) the license agreement for use and occupancy by the Company and its Advisors of portions of Seller’s corporate headquarters, and equipment and furnishings located therein, in the form of Exhibit E attached hereto (the “License Agreement”);

(k) the Escrow Agreement;

(l) The MHP Provider Agreements; and

(m) such other instruments, certificates, consents and consents to assignments or other documents that are required to be delivered at the Closing pursuant to this Agreement or that are reasonably necessary to effect the Sale and the other transactions contemplated by this Agreement.

2.11 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall deliver to Seller the following, duly executed by or on behalf of Purchaser or the Persons indicated below, as appropriate:

(a) the Preliminary Purchase Price, in accordance with Section 2.2;

(b) the Purchaser Officer’s Certificates (defined in Section 7.8);

(c) a certificate of the Secretary of Purchaser (i) certifying as complete and in full force and effect, as of the Closing, and attaching, all requisite resolutions or actions of Purchaser’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the Sale and the other transactions contemplated hereby, and (ii) certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and the Related Agreements;

(d) the Escrow Agreement;

(e) the License Agreement, executed by Purchaser on behalf of the Company;

(f) all Purchaser Third Party Consents (defined in Section 8.4);

(g) the Agreements Not To Compete or Solicit, substantially in the form of Exhibit D attached hereto, as required by Section 6.2(h);

(h) the MHP Provider Agreements; and

(i) such other instruments, certificates, consents or other documents that are required to be delivered at the Closing pursuant to this Agreement or that are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof, in each case, duly executed by or on behalf of Purchaser or any third party (to the extent execution is required by this Agreement or in order to make such instruments, certificates, consents, or other documents binding).

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

3.1 Authorization. Seller, the Company and their Subsidiaries, if any, each has full corporate power and authority to enter into this Agreement and each agreement, document, certificate and instrument (each a “Related Agreement”) to be executed and delivered by Seller, the Company or each such Subsidiary pursuant to, or as contemplated by, this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Sale and the other transactions contemplated hereunder and thereunder.

3.2 Binding Agreement. All corporate actions and other actions required to be taken by Seller, the Company and their Subsidiaries, if any, to authorize the execution, delivery and performance of this Agreement and each Related Agreement to which it is a party, and Seller’s, the Company’s or each such Subsidiary’s obligations hereunder and thereunder, as applicable, have been duly and properly taken or obtained by Seller, the Company and such Subsidiary. This Agreement has been, and each Related Agreement executed and delivered by Seller, the Company and any of their relevant Subsidiaries on or prior to the Closing will be, duly and validly executed and delivered by Seller, the Company and such Subsidiaries and, assuming the due and valid execution by Purchaser or other counterparty thereto, constitutes a legal valid and binding obligation of Seller, the Company and such Subsidiaries, as applicable, enforceable against Seller, the Company and such Subsidiaries, as applicable, in accordance with its terms.

3.3 Organization and Good Standing. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of Seller and the Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character and location of the properties owned or leased by it makes qualification of it as a foreign corporation necessary under applicable Laws, excepting only those jurisdictions where failure to be so qualified would only subject Seller or the Company to the obligation to pay nominal filing fees or nominal penalties to be qualified therein. The Company has the power and authority to own, operate and lease its properties and to carry on the Business as now conducted. Seller has delivered to Purchaser a copy of the Company’s Articles of Incorporation, as amended to date, certified by the Secretary of State of the State of Florida, and a copy of the Company’s Bylaws, as amended to date, (collectively the “Charter Documents”), and such documents are true, correct and complete and conform to the originals thereof.

3.4 No Violation; Consents.

(a) Neither the execution and delivery by Seller, the Company or any of their Subsidiaries of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby by Seller, the Company or any such Subsidiary, nor compliance with any of the provisions hereof or thereof by Seller, the Company or any such Subsidiary, will: (i) violate, conflict with or result in a breach of any provision of the Charter Documents or the comparable charter documents of Seller or any such Subsidiary; (ii) violate , in any material respect, any Order or Law applicable to Seller, the Company or any such Subsidiary; (iii) except for those Material Agreements (defined in Section 3.19) set forth on Schedule 3.4(a) pursuant to which the consent of a party other than Seller, the Company or any of their Subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration or material modification of, create for any party the right to accelerate, terminate, materially modify or cancel, or require any notice under any Material Agreement or Governmental Authorization to which Seller, the Company or any such Subsidiary is a party or by which Seller, the Company or any such Subsidiary is bound or to which its or their assets are subject; or (iv) result in the imposition of any Lien on the Company’s assets.

(b) No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third Person is required in connection with the execution and delivery of this Agreement or any Related Agreement by Seller, the Company or any Subsidiary of Seller or the Company, or for the consummation and performance by Seller, the Company or any such Subsidiary of the Sale or any other transactions in accordance with the terms of this Agreement or any Related Agreement, except for: (i) the filing of a Form A Statement Regarding the Acquisition of Control of a Domestic Insurer with the OIR and the approval thereof by the Florida Director of Insurance and (ii) notice to or the approval of CMS, if required and (iii) notices and/or consents required in accordance with the Material Agreements and Governmental Authorizations set forth on Schedule 3.4(b) hereto. In furtherance of the foregoing, and not in limitation thereof, Schedule 3.4(b) sets forth all Material Agreements and all Governmental Authorizations that require consent upon a change of control or otherwise require consent or grant the right to terminate, modify or accelerate upon the Sale or the other transactions contemplated in this Agreement or in any Related Agreement.

3.5 Capitalization. The authorized capital stock of the Company consists of Forty Million (40,000,000) shares of common stock, having a par value of $0.001 per share and Ten Million (10,000,000) shares of Preferred Stock, having a par value of $0.001 per share. The Shares comprise all of the issued and outstanding shares of capital stock of the Company, and all such Shares are owned of record and beneficially by Seller, free and clear of all Liens. There is not outstanding any options, warrants, subscription rights, convertible debentures, exchange rights, or other agreements or instruments for the purchase or acquisition from the Seller or the Company, or similar obligations of the Company to issue, or granting conversion into, any shares of the Company’s capital stock or any other security of the Company. All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. None of the Shares, nor any other securities of the Company, was issued in violation of applicable Laws, including the Securities Act of 1933, as amended (the “Securities Act”), or any preemptive right or similar rights created by Law, Contract or the Charter Documents. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Shares or any other voting securities of the Company. The Company does not have any Subsidiaries, and, except for securities held in the Company’s investment portfolio in the Ordinary Course of Business, does not own any other capital stock or other equity interest in any Person.

3.6 Financial and Statutory Statements.

(a) Seller has attached hereto as Schedule 3.6(a), the following financial statements (collectively the “Financial Statements”): (i) the Company’s unaudited balance sheet and statements of income as of and for the years ended December 31, 2006 and December 31, 2007 (collectively, the “Annual Financial Statements” and the unaudited balance sheet as of December 31, 2007 referred to herein as the “Acquisition Balance Sheet”); and (ii) the Company’s interim, unaudited balance sheet and statement of income (collectively, the “Most Recent Financial Statements”) as of and for the four (4) month period ended April 30, 2008. The Financial Statements were derived from the books and records regularly maintained by management of the Company, have been prepared in accordance with GAAP, and present fairly in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations of the Company for such respective periods and do not contain any items of special or nonrecurring nature, other than as set forth therein; provided, that, the Financial Statements omit the statements of stockholders’ equity and cash flows, footnotes and other presentation items required by GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the Annual Financial Statements.

(b) Seller has further delivered to Purchaser a true and correct copy of the Company’s audited, annual statutory-basis financial statements of the Company for the year ended December 31, 2007 (the “Annual Statement”), the quarterly statutory-basis financial statements of the Company for the quarter ended March 31, 2008, (the “Quarterly Statement”), in each case as filed with the OIR. Further, Seller has delivered to Purchaser a true and correct copy of the Company’s interim, unaudited balance sheet and statement of income as of and for the four (4) month period ended April 30, 2008 (the “Interim Statement”, together with the Quarterly Statement and the Annual Statement, the “Statutory Statements”). The financial statements included within the Statutory Statements have been prepared in accordance with SAP, have been derived from the books and records of the Company, and present fairly the statutory financial position of the Company at the respective dates thereof and the statutory results of operations and cash flows of the Company for the periods then ended, except that the Quarterly Statement and Interim Statement have not been audited and are subject to normal year-end adjustments and omit footnotes and other presentation items required by SAP. Each of the Annual Statement and Quarterly Statement (i) complied in all material respects with the requirements of the Florida Insurance Code as of the date of its filing, and (ii) was filed with or submitted to the OIR in a timely manner on forms prescribed or permitted by the OIR at the time of the filing. Except as set forth in Schedule 3.6(b), no material deficiencies have been asserted or, to the Knowledge of Seller, threatened against the Company with respect to the Statutory Statements that were filed with the OIR.

(c) Notwithstanding anything set forth above in this Section 3.6: (i) the claims payable in the Financial Statements and Statutory Statements have been computed on the basis of methodologies consistent with the past practices of the Company; and (ii) the claims payable in the Annual Financial Statements and the Annual Statement (x) have been computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles and (y) meet the requirements of any Law applicable to such reserves. Except as set forth in Schedule 3.6(c), all reinsurance receivables payable under Reinsurance Contracts to which the Company is a party represents an admitted asset or reduction of loss reserves of the Company in the respective financial statements included in the Statutory Statements and their carrying values have been described in conformity with applicable Laws and SAP.

3.7 Undisclosed Liabilities. Except as set forth and to the extent reflected in the Most Recent Financial Statements, as disclosed in Schedule 3.7, or as disclosed in this Agreement or any other disclosure schedule attached to this Agreement, the Company has no Liabilities (excluding contractual obligations or responsibilities requiring performance by the Company of a non-monetary or non-financial nature), except as disclosed on the Most Recent Financial Statements, and except for Liabilities (excluding contractual obligations or responsibilities requiring performance by the Company of a non-monetary or non-financial nature) that were incurred after the date of the balance sheet included in the Most Recent Financial Statements in the Ordinary Course of Business, all of which have been reflected on the regular books of account of the Company or have been discharged or paid in full. The Company does not have any indebtedness for money borrowed from a financial institution or other commercial lender other than as disclosed in the balance sheet set forth in the Most Recent Financial Statements.

3.8 General Compliance With Laws. The Company and its operations are in compliance in all material respects with all applicable Laws and Orders, including the rules and regulations promulgated by the OIR, AHCA, CMS and other Governmental Authorities in other jurisdictions where the Company is conducting its Business, and all Health Benefit Laws. The Company has not been charged with, or given notice of, and to the Knowledge of Seller, the Company is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable Law, Governmental Authorization, or Order entered by any Governmental Authority.

3.9 Insurance Business and other Governmental and Healthcare Matters.

(a) The Company possesses all material Governmental Authorizations that it is required to hold in respect of its Business as presently conducted, including the Company’s Contract with CMS to operate as a Medicare Advantage Organization and Governmental Authorizations applicable to a HMO, in the State of Florida and other jurisdictions wherein the Company is presently conducting its Business. Schedule 3.9(a) contains a complete and accurate list of each material Governmental Authorization held by the Company and the Governmental Authority issuing each such Governmental Authorization. The Company is not subject to the Federal HMO Act. Without in any manner limiting the foregoing, the Company is duly licensed and authorized to operate its Business in the service areas (“Service Areas”) in the State of Florida identified in Schedule 3.9(a). All applications, notices or other forms required to have been filed for the renewal or extensions of such Governmental Authorizations listed on Schedule 3.9(a) have been duly filed on a timely basis with the appropriate Governmental Authority, in accordance with applicable Laws, and the Company has not been notified that such renewals or extensions will be withheld or delayed in any material respect.

(b) Schedule 3.9(b) contains a true and complete list of each Contract, including all amendments, with CMS or any other Governmental Authority to which the Company is a party (“Governmental Contracts”). Except as set forth in Schedule 3.9(b), the Company: (i) is in compliance in all material respects with all such Contracts; (ii) is not in breach or in default of any such Contracts; and (iii) is currently meeting all conditions of participation for any and all of its Business. Further, Schedule 3.9(b) contains a true and complete list of the Health Benefit Plans offered by the Company to the public pursuant to its Contracts with CMS, true and correct copies of which have been furnished to Purchaser.

(c) Neither Seller nor the Company or, to the Knowledge of Seller, any officer or director of same, has ever been excluded or suspended from participation in, had monetary penalties imposed on, or been sanctioned by, any state or federal health care program, including the Medicare and Medicaid programs.

(d) The Company has not received any written citation, suspension, notice, revocation, limitation, warning or similar correspondence issued by any applicable Governmental Authority, including the OIR, AHCA or CMS, which has not been resolved to such Governmental Authority’s satisfaction. There is no investigation or proceeding pending or, to the Knowledge of Seller, threatened in writing that could result in the termination, revocation, suspension or restriction of any material Governmental Authorization held by the Company or the imposition of any fine, penalty or other sanctions for violation of any Law relating to any such material Governmental Authorization. Further, there are no material restrictions placed by a Governmental Authority upon the marketing activities of the Company in the Service Areas. To the Knowledge of Seller, no event has occurred, nor does any circumstance exist: (i) that constitutes, or with notice, the lapse of time or both may constitute or result in, a violation by the Company of, or a failure on the part of the Company to comply with, in any material respect, any Health Benefit Law or any Governmental Authorization held by the Company; (ii) that could reasonably be expected to result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any material Governmental Authorization held by the Company; or (iii) that could reasonably be expected to give rise to an obligation on the part of Purchaser or the Company to undertake, or to bear all or any portion of the costs of, any remedial action with respect to any Health Benefit Law or any such material Governmental Authorization, excluding routine, incidental or other actions involving de minimis costs.

(e) All Health Benefit Plans have been submitted to and approved by CMS and, as applicable, the OIR, AHCA and other Governmental Authorities, and otherwise comply in all material respects with the applicable requirements of Laws, including Laws governing the Medicare Advantage Program and other Health Benefit Laws, as applicable. All forms of Enrollment Forms, benefit forms, evidence of coverage forms, policy forms and other materials furnished to Members as currently in use by the Company in connection with the Health Benefit Plans have been submitted to and approved by CMS and, as applicable, the OIR, AHCA and other Governmental Authorities, and otherwise conform, in all material respects, to the requirements of Laws, including Law governing the Medicare Advantage Program and other applicable Health Benefit Laws.

(f) The Company has timely prepared and submitted to CMS its Medicare Advantage bid proposal for 2009 in accordance with applicable Laws and in form and content as necessary and required for the Company to continue its operations in calendar year 2009 as a Medicare Advantage Organization in the State of Florida and other jurisdictions wherein the Company is presently conducting its Business. Seller has provided to Purchaser a true and correct copy of the Company’s 2009 Medicare Advantage bid proposal.

(g) Seller has made available to Purchaser true and correct copies of all forms of Enrollment Forms whether standard or not, currently in use by the Company or that are in force on the date of this Agreement. True and correct copies of the standard Enrollment Form of the Company are attached hereto at Schedule 3.9(g). All executed Enrollment Forms, whether standard or not, executed or electronically submitted by Members and accepted for coverage by the Company were accepted by the Company in the Ordinary Course of Business, and such acceptance by the Company created valid, binding and enforceable agreements of the Company and, to the Knowledge of Seller, valid, binding and enforceable agreements of the other parties thereto.

(h) Set forth on Schedule 3.9(h) is the number of Medicare Advantage Members enrolled in each of the respective Medicare Advantage plans offered by the Company as of June 12, 2008, and the number of Members enrolled in the Medicare Advantage Prescription Drug plans offered by the Company as of June 12, 2008. The underwriting standards utilized and ratings applied by the Company conform with the filings made by the Company with CMS, OIR and AHCA, as applicable, and , in all material respects, with all applicable Laws. Further, all reports and files submitted by the Company to CMS or any other Governmental Authority for the purposes of affecting risk scores, premiums or other revenues due the Company, or any other material information utilized by CMS or any other Governmental Authority, are and have been correct and complete in all material respects and comply in all material respects with applicable Laws and Orders, Governmental Authorizations and Contracts with CMS or such other Governmental Authority, as applicable.

(i) Schedule 3.9(i) sets forth a complete and accurate list of all Contracts to which the Company is a party with respect to reinsurance applicable to insurance or Medicare benefits in force, and all such Contracts under which the Company has any obligation to cede insurance (collectively, the “Reinsurance Contracts”). The Reinsurance Contracts are valid, binding and in full force and effect in accordance with their terms. The Company is in compliance in all material respects with each provision of the Reinsurance Contracts, the Company has no Knowledge of any material breach or default by any other party thereto or of any event or circumstance which could reasonably be expected to result in a breach or default thereunder, and except as set forth in Schedule 3.9(i), no such Reinsurance Contract contains any provision providing that the other party thereto may terminate the same, or requiring any consent, or any other provision which would be altered or otherwise become applicable, by reason of the transactions contemplated by this Agreement.

(j) All Contracts with insurance agents, producers or brokers (“Broker Contracts”) currently in use by the Company were entered into in the Ordinary Course of Business and constitute valid, binding and enforceable agreements of the Company and, to the Knowledge of Company, constitute valid, binding and enforceable agreements of the other parties thereto. Seller has afforded access to Purchaser to true, correct and complete copies of all Broker Contracts and has provided Purchaser with a true, correct and complete copy of any standard form of Broker Contract used by the Company in the Business. The Company has in all material respects performed its obligations under each Broker Agreement and, to the Knowledge of Seller, all other parties to such Broker Contracts have observed and performed their obligations thereunder, and their duties as an agent, producer or broker, in compliance in all material respects with all applicable Laws. All forms of the Broker Contracts which are currently in use by the Company and its Subsidiaries conform in all material respects to the requirements of the applicable Health Benefit Laws. Except as set forth on Schedule 3.9(j), no consent or approval is required to be obtained, and no notice required to be given, under any Broker Contract with a material broker of the Company in connection with the Sale or the other transactions contemplated in this Agreement. To the Knowledge of Seller, no material broker has given written notice to the Company of such broker’s insolvency or of its intention to file a petition in bankruptcy, and no material broker has given notice to the Company regarding its intention to terminate, cancel or not renew a Broker Contract. The Company has provided training and training materials and information to its agents, producers and brokers as required by applicable Law. Except as set forth in Schedule 3.9(j), none of the Broker Contracts, nor any commission or fees due thereunder, may be transferred, devised, bequeathed or assigned, whether by operation of Law (including laws of descent and distribution), Contract or otherwise, by any agent, producer or broker without the prior consent of the Company.

(k) Attached as Schedule 3.9(k) and made a part hereof are copies of lag reports setting forth the Company’s payment of medical claims for services to Members through May 31, 2008.

(l) Except as set forth in Schedule 3.9(l), all actions taken or failed to have been taken by the Company in connection with the issuance or administration of the Health Benefit Plans have been taken or omitted in compliance in all material respects with the Medicare secondary payor rules, the Medicare/Medicaid dual eligibility rules, and all similar Laws respecting the amount, priority and order of payments of Medicare benefits in contrast to other health insurance benefits offered by or through third party payors or other programs of a Governmental Authority, as supplemented by the regulations of the Department of Health and Human Services (“Priority Payment Rules”). No Health Benefit Plan administered or insured by the Company has any liability (including, but not limited to, any liability under the Code, the Social Security Act, and the Age Discrimination in Employment Act) to the United States of America or the State of Florida, or any political subdivisions thereof, or to any other Person with respect to the Priority Payment Rules.

(m) To the extent the Company has implemented a Health Benefit Plan that requires the beneficiary to pay a percentage coinsurance charge (i.e., a payment to a provider that is calculated based on a percentage of the provider’s charge, bill, cost or other similar amount), the Company has or had (i) adopted internal policies and procedures designed to provide reasonable assurances that the coinsurance charge is calculated at the rate specified pursuant to the applicable Provider Contract (defined in Section 3.20(a)), and (ii) such policies and procedures are or have been followed by the Company in all material respects.

3.10 Regulatory Filings and Reports; Accreditation.

(a) Except as set forth on Schedule 3.10(a), the Company has filed all reports, statements, registrations or filings required to be filed by it with any Governmental Authority (the “Regulatory Filings”). Seller has made available to the Purchaser complete and correct copies of all such Regulatory Filings. Seller has also made available to Purchaser complete and correct copies of all audits and examinations performed with respect to the Company by any Governmental Authority since August 31, 2001 (the “Audit Reports”), along with the responses thereto of the Company. Other than as set forth in the Audit Reports: (i) no deficiencies have been asserted against the Company or any of its Subsidiaries by any such Governmental Authority with respect to the Regulatory Filings; (ii) the Regulatory Filings were correct and complete in all material respects and in compliance in all material respects with applicable Laws when filed; (iii) since August 31, 2001, no fine or penalty in excess of $25,000 has been imposed on the Company by any Governmental Authority; (iv) no deposits have been made by the Company with, or at the direction of, any Governmental Authority that were not shown, in the Financial Statements described in Section 3.6; and (v) no similar audits or examinations are currently being performed or, to the Knowledge of Seller, are scheduled to be performed. The Company has completed, or is currently in the process of completing, all plans of correction or other filed responses to any such Government Authority, including plans of correction or responses to all Audit Reports, and has not received written notice from any Governmental Authority of any violation or non-compliance therewith that are pending. The Company maintains the minimum levels of Statutory Surplus, as required by Section 641.225 of the Florida Statutes, as modified by Orders of the OIR and AHCA, and otherwise has the minimum levels of surplus and capital, and has established statutory reserves, in each circumstance sufficient to satisfy all other Laws and Orders applicable to the Company and its Business. The Company is in compliance with any other reserve or deposit requirements applicable to its Business imposed by the OIR, AHCA CMS and any other Governmental Authority having jurisdiction over the Company’s Business and it’s operations.

(b) Since January 1, 2005, the Company has not been denied or failed to obtain any accreditation by any HMO or insurance accreditation agency from which the Company sought accreditation.

3.11 Title. Seller (i) is the sole record and beneficial owner of the Shares, and (ii) has all right, title, and interest in and to the Shares. Upon delivery of certificates evidencing the Shares and payment by Purchaser of the Preliminary Purchase Price in accordance with this Agreement, Seller will deliver valid title to the Shares, free of any Liens.

3.12 Legal Proceedings. Except as set forth in Schedule 3.12, there are no Actions or Proceedings pending against the Company before any Governmental Authority or, to the Knowledge of Seller, threatened against the Company by any Governmental Authority or any third Person. Except as set forth in Schedule 3.12, the Company is not subject to any Order specifically (as distinct from generically) applicable to it or its assets. This Section 3.12 shall not apply to any Tax matters. To the Knowledge of the Seller, no basis of a material nature exists or has been alleged to exist for any such Action or Proceedings or of any investigation by a Governmental Authority relative to the Company, its properties or assets, and no event of a material nature has occurred or circumstance of a material nature exists that may give rise to or serve as a basis for the commencement of any such Action or Proceeding.

3.13 Insurance.

(a) Schedule 3.13(a) contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability, errors and omissions, fidelity bond, reinsurance, medical malpractice and other material insurance policies (including all self-insurance policies) maintained by the Company or by Seller for the benefit of the Company, including an identification of the following with respect to each such policy: (i) policy number; (ii) all named insureds and additional insured parties; (iii) type of coverage; (iv) policy limits; and (v) expiration date. Seller has provided to Purchaser correct and complete copies of all such policies maintained by the Company (which does not include policies maintained by Seller for the benefit of the Company). . Each policy listed in Schedule 3.13(a) is valid and binding and in full force and effect, all premiums due thereunder have been paid in full, and neither the Company nor Seller has received any written notice of cancellation or termination in respect of any such policy. To Seller’s Knowledge, no event has occurred which constitutes, or with notice or lapse of time or both, would constitute, a material breach or a default, or permit the termination, material modification or acceleration under, any such policy. Schedule 3.13(a) further lists and describes all material claims for payment made by the Company against its insurance policies since January 1, 2002.

(b) Schedule 3.13(b) further sets forth all policies of insurance of a type referenced above in Section 3.13(a) providing coverage, during the past seven (7) years, on an “occurrence basis” or on a “claims made basis” for which tail coverage is still available. The Company has been covered during the past seven (7) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

3.14 Taxes. As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Tax” or “Taxes” means any Federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding and other taxes, including any interest, penalties or additions with respect thereto. “Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

(a) All Tax Returns that were required to be filed for or on behalf of the Company have been duly prepared, signed and filed on a timely basis pursuant to applicable Laws. All such Tax Returns were correct and complete in all material respects. The Company has paid in full all Taxes shown to be payable on the Tax Returns described in this Section 3.14(a). All Taxes incurred by the Company for periods ending on or prior to the date hereof have been, or ending on or prior to the Effective Time will be, paid or properly accrued for, in accordance with GAAP, on the books and records of the Company. Except with respect to the Company’s Tax Return for calendar year 2007 for which Seller has been granted an extension of time to file, the Company has not requested or been granted an extension of time to file any Tax Return that has not been filed.

(b) The Company has withheld or collected from each payment made to its employees or other Persons the amount of all Taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate Taxing Authorities when due. The Company has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.

(c) There are no Tax Liens on the Shares or any assets of the Company, other than Liens for current ad valorem Taxes not yet due and payable.

(d) The Company has not waived any statute of limitations (or is or would be subject to a waiver given by Seller) or agreed to any extension of time with respect to a Tax assessment or deficiency (or is or would be subject to any extension given by Seller).

(e) The Company has delivered to Purchaser true and complete copies of all Tax Returns filed and all examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004.

(f) The Company has not made, agreed to make, nor been required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) The Company is not, nor has been, a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(h) Except as set forth on Schedule 3.14(h), the Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Agreement. Except as set forth on Schedule 3.14(h), the Company (i) has not been a member of an Affiliated group filing a consolidated federal income tax return and (ii) has no liability for the Taxes of any corporation or other entity under Treas. Reg. §1.1502-6 (or similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise. Except as set forth on Schedule 3.14(h), the Sale will not result in the recognition of income by virtue of any consolidated return rule.

(i) The Company has not entered into any Contract that has resulted in, or would result in, separately or in the aggregate, the payment of any “excess parachute payment” within the meaning of section 280G of the Code, or any similar Law, or result in the imposition of the sanctions imposed under section 4999 of the Code, or any similar provision of Law.

(j) Except as set fort on Schedule 3.14(j), no Tax Return of the Company is, or ever has been, under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by the Company or, to the Knowledge of Seller, been threatened (formally or informally).

(k) The Company has not entered into any contract, agreement, understanding, or other arrangement with respect to deferred compensation (within the meaning of section 409A of the Code and the regulations promulgated thereunder) which does not comply with the provisions of section 409A of the Code.

(l) Except as set fort on Schedule 3.14(l), no Tax Return of the Company is, or ever has been, under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by the Company or, to the Knowledge of Seller, been threatened (formally or informally).

(m) The Company has never been operated as a Tax-exempt entity or solicited or received charitable contributions from any third party.

3.15 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means (i) patents, registered and unregistered trademarks and service marks, brand names, trade names, domain names, copyrights, designs and trade secrets and (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs. Schedule 3.15(a) sets forth a complete and accurate list of all patents, registered and unregistered trademarks, registered copyrights, domain names and applications for any of the foregoing, in each case owned by the Company and material to the conduct of the business of the Company, taken as a whole, as currently conducted.

(b) Except as set forth in Schedule 3.15(b), the Company is the owner of, or has the right to use, all Intellectual Property, free and clear of all Liens, as is necessary in connection with the operation of the Company, taken as a whole, as currently conducted, subject, however, to the restrictions and limitations set forth in any applicable Intellectual Property License (defined in Section 3.15(d)).

(c) No unresolved claims, or to Seller’s Knowledge, threat of claims within the three years prior to the date of this Agreement, have been asserted by any third party against the Company by any other Person challenging or questioning the right of Company to use any of the Intellectual Property of the Company or asserting that the conduct of the business of the Company infringes, misappropriates or dilutes any Intellectual Property rights of any third party. To the Seller’s Knowledge, the conduct of the businesses of the Company does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party. To Seller’s Knowledge, no third party is infringing, misappropriating or diluting any Intellectual Property of the Company.

(d) Schedule 3.15(d) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements (“Intellectual Property License”) to which the Company is a party (i) granting any other Person the right to use any of the Intellectual Property of the Company, or (ii) pursuant to which Company is authorized to use any third party Intellectual Property, which are used by the Company in the business of the Company as currently conducted, other than commercial off-the-shelf software. The Company has not exceeded the number of licenses granted by any Person to the Company pursuant to any license Agreement for the use of any software of other Intellectual Property. The Company is not in breach of any Intellectual Property License and, to the Seller’s Knowledge, no other party is in breach of any Intellectual Property License.

(e) All trademark registrations and applications for registration, patents issued or pending and copyright registrations and applications for registration owned by the Company are valid and subsisting and have not lapsed, expired or been abandoned, and are not the subject of any opposition filed or, to Seller’s Knowledge, threatened to be filed with the United States Patent and Trademark Office or any other intellectual property registry. Except as disclosed in Schedule 3.15(e), there are no actions that must be taken by Purchaser within one hundred twenty (120) days of the Effective Time, including payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property of the Company set forth on Schedule 3.15(a) hereto.

(f) The Company has promulgated and used its reasonable efforts to enforce a trade secret protection program sufficient to safeguard and maintain the secrecy and confidentiality of the Intellectual Property of the Company. To the Company’s Knowledge, there has been no material violation of such program by any Person. The Company does not have any proprietary software.

(g) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of the Company either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company, respectively, as assignee that have conveyed to Company full and exclusive ownership of all tangible and intangible property thereby arising.

3.16 Environmental.

(a) Except as set forth in Schedule 3.16, there have been no disposals, releases or threatened releases of Hazardous Materials (defined below) on, from or under the Company’s Real Property (defined in Section 3.18), nor on, from or under the real property that is utilized as Seller’s corporate headquarters, portions of which are utilized by the Company, by or on behalf of any Person in violation of applicable Laws. Except as set forth in Schedule 3.16, neither the Company nor, to Seller’s Knowledge, any other Person, has used, generated, manufactured or stored on, under or about the Company’s premises or transported to or from the Company’s real property any Hazardous Materials in violation of applicable Laws. For purposes of this Agreement, (i) the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”), and (ii) “Hazardous Materials” shall mean any hazardous, corrosive, ignitable, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic substance, material or waste that is regulated under, or defined as a “hazardous substance,” “hazardous waste,” “carcinogen,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Resource Conservation and Recover Act, 42 U.S.C. Section 6901 et seq.; (3) the Clean Water Act, 33 U.S.C. Section 1251, et seq.; (4) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (5) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (6) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (7) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (8) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (9) regulations promulgated under any of the above statutes; or (10) any applicable state or local Law that has a scope or purpose similar to those statutes identified above.

(b) The Company is not a party to, or subject to the terms of or bound by, any Order that imposes a liability or obligation under CERCLA in connection with its businesses, and there is no present or past circumstances, activities, events, conditions or occurrences that could reasonably be expected to (i) cause the Company to be subject to any restriction on its ownership, occupancy or use of any material asset in its Business under CERCLA, or (ii) prevent or interfere with the ability of the Company to operate and conduct the Business in compliance in all material respects with CERCLA.

(c) No cleanup, investigation, corrective or remedial action is currently underway at any of the Real Property leased by the Company that has resulted in the assertion or creation of a Lien on such property and for which the Company is responsible, nor has any such assertion of a Lien been made with respect thereto that has not been removed.

(d) To the Knowledge of Seller, the Company is in compliance in all material respects with all Laws relating to the regulation and protection of the environment and natural resources, including those referenced in Section 3.16(a) above. There is no environmental claim of which the Company has received written notice or, to the Knowledge of Seller, has been threatened in writing or filed since January 1, 2002, against the Company.

3.17 Good Title, Operating Condition. Except as set forth in Schedule 3.17, (i) the Company has good and valid title to, or the unrestricted right to use, all of the assets owned, leased or licensed by it and material to its Business, free and clear of all Liens, and (ii) all tangible personal property is in good operating condition for the operation of the Business, normal wear and tear excepted.

3.18 Real Property; Leases. The Company does not own any real property. Schedule 3.18 sets forth a list of all leases of real property (“Real Property”) to which the Company is a party (“Leases”). For purposes of this Agreement, the term “Leases” does not include any space the Company utilizes at Seller’s corporate headquarters. The Company has made available a true, correct and complete copy of each such Lease to Purchaser. The Company has a valid leasehold interest in all of the Real Property leased by it as lessee, free and clear of all Liens. Except as set forth in Schedule 3.18, each Lease is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and will continue to be the valid and binding obligation of the Company, in full force and effect on identical terms following the consummation of the Sale, except that enforcement of the Leases may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law, now or hereafter in effect, affecting creditor’s rights generally. Except as set forth in Schedule 3.18, neither the Company nor, to Seller’s Knowledge: (i) any other Person is in default or breach in the observance or performance of any term or obligation to be performed by it under any Lease, except for defaults or breaches involving a de minimis amount or of an incidental nature; (ii) the Real Property leased by the Company pursuant to the Leases comprises all of the real property used in the Company’s Business; (iii) to Seller’s Knowledge, the current use and occupancy of the Real Property and the operation of the Company’s Business (A) conforms to the certificates of occupancy applicable thereto, (B) complies with the local zoning Laws, and (C) does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement or instrument affecting such Real Property; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of such Real Property; (v) the Company has not collaterally assigned or granted any other Lien in any such Lease or any interest therein; and (vi) to the Knowledge of Seller, there are no condemnation or eminent domain proceedings pending or threatened against any of the leased Real Property.

3.19 Material Agreements. Schedule 3.19 contains a true and complete list of the following Contracts or Agreement (other than Leases, which are disclosed in Section 3.18, and Provider Contracts which are disclosed in Section 3.20) to which the Company is a party (“Specified Agreements”):

(a) any Agreement creating a partnership or joint venture;

(b) any Agreement under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $50,000 or under which it has imposed a Lien on any of its material assets;

(c) Contracts for the future acquisition or sale of any assets involving $50,000 or more individually (or in the aggregate, in the case of any related series of contracts), other than acquisitions or sales in the Ordinary Course of Business;

(d) Contracts containing covenants of the Company prohibiting or limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area;

(e) Contracts relating to the acquisition by the Company of any operating business, the capital stock of any other Person or, except in the Ordinary Course of Business, any other assets or property (real or personal) of any other Person;

(f) Contracts requiring the payment by or to the Company of a royalty, “finders’ fee,” brokerage commission, override or similar commission or fee of more than $50,000 in a year;

(g) Contracts with third party administrators or other persons for the provision of any management, administrative or claims processing service;

(h) any Contract that is a power of attorney, proxy or similar instrument;

(i) any stock option agreement, restricted stock agreement, phantom stock agreement, stock appreciation rights, plan of equity compensation, or similar agreement, arrangement or understanding;

(j) any Contract under which the Company has been prepaid in an amount in excess of $50,000 for goods and services not delivered or requiring the delivery of services or products over a term extending more than thirty (30) days; and

(k) any other Contract (other than Provider Contracts), the performance of the executory portion of which involves consideration in excess of $50,000.

Except as set forth in Schedule 3.19, all such Specified Agreements are in full force and effect and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms, and all such Specified Agreements will continue to be the valid and binding obligation of the Company, in full force and effect on identical terms following the consummation of the Sale, except that (i) enforcement of the Specified Agreements may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as set forth in Schedule 3.19, neither the Company nor, to Seller’s Knowledge, any other Person is in default or breach in the observance or the performance of any term or obligation to be performed by it under any Specified Agreement, except for defaults or breaches involving a de minimis amount or of an incidental nature.

(For purposes of this Agreement, “Material Agreements” shall mean, collectively, the Specified Agreements, Provider Contracts, Governmental Contracts, Reinsurance Contracts, Broker Contracts, Intellectual Property Licenses, and Leases.)

3.20 Providers and Provider Contracts.

(a) Schedule 3.20(a) contains a true and complete list of all Contracts between the Company and any physician, hospital, pharmacy, pharmacy benefit management, ancillary service provider or other health care service provider (“Provider Contracts”). Copies of (i) the Company’s standard forms of Provider Contracts (“Form Provider Contracts”) and (ii) each Provider Contract that contain terms that materially deviate from the Company’s Form Provider Contracts has been made available to Purchaser.

(b) Except as set forth in Schedule 3.20(b), none of the Provider Contracts: (i) has a remaining term of a length greater than one (1) year without providing the Company the ability to terminate the applicable Provider Contract without cause prior to the expiration of the current term; (ii) requires the Company to pay the applicable provider on a most-favored provider basis; (iii) grants to any provider any exclusive dealing rights and/or requires the Company to pay a material break-up fee to terminate the contractual relationship; (iv) obligates the Company to pay material access or administrative fees; (v) includes any provision for rate escalation based on factors other than the consumer price index, inflation rates or other economic indicators; (vi) provides for a guaranty of a minimum level of Members who are to have access to a given provider of the Company; (vii) contains terms that are binding upon an Affiliate of the Company; (viii) contains change of control language, including any terms requiring notice or prior consent in the event of a change of control of the Company; or (ix) contains non-solicitation or non-competition provisions. Except as set forth in Schedule 3.20(b), to the Knowledge of Seller (i) no provider is insolvent or intends to file a petition in bankruptcy; and (ii) no provider has given notice to the Company or any of its Subsidiaries of its intention to terminate, cancel or not renew its Provider Contract.

(c) All Provider Contracts were entered into by the Company in the Ordinary Course of Business and constitute legal, valid, binding and enforceable agreements of the parties thereto. All Provider Contracts are in full force and effect. All forms of the Provider Contracts which are currently in use by the Company conform in all material respects to the requirements of Laws governing Medicare Advantage organizations and all other applicable Health Benefit Laws. The Company has performed in all material respects its obligations under each Provider Contract and, to the Knowledge of Seller, all other parties to such Provider Contracts have performed and complied with their respective obligations thereunder in all material respects. The Company has paid all non-participating providers providing services to Members that are not subject to a Provider Contract in accordance with applicable Laws, including applicable Medicare fee schedules. None of the Provider Contracts contain any type of bonus, incentive or other extraordinary compensation arrangement except as set forth on Schedule 3.20(c).

(d) Except as set forth in Schedule 3.20(d), there are no current claims or disputes between the Company and any providers, other than claims for payment due and owing to the providers in the Ordinary Course of Business in accordance with the Provider Contracts and applicable Law or other claims or disputes involving de minimis costs or expenses. Except as set forth in Schedule 3.20(d), the Company has not received notice from any provider or Governmental Authority claiming a breach or default in payment of claims or other sums due the providers under the Provider Contracts or applicable Law, and, to the Knowledge of Seller, except for non-material claims or payments in the Ordinary Course of Business, there exists no facts, circumstances or conditions upon which a claim or proceeding may be made or supported by any provider or Governmental Authority against the Company for a breach or default in payment of claims or other sums due the providers under the Provider Contracts or applicable Law.

3.21 Employee; Labor Relations.

(a) The Company has made available to Purchaser copies of all written employment Contracts to which the Company is a party. Schedule 3.21(a) sets forth a true, correct and complete list, as of the date hereof, of the Company’s active and inactive employees (the “Current Employees”), including each Current Employee’s: (i) name (; (ii) job title; (iii) date of commencement of employment or engagement; (iv) current compensation paid or payable and any material change in compensation since January 1, 2005; (v) sick and vacation leave that is accrued but unused; and (vi) service credited for purposes of vesting and eligibility to participate under any Seller Plan.

(b) The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strike, slowdown, work stoppage, lockout or other collective bargaining dispute. To the Knowledge of Seller, no application or petition for an election of or for certification of a collective bargaining agent relating to the Company is pending.

(c) Except as set forth in Schedule 3.21(c):

(1) the Company has complied in all material respects with all Laws relating to employment, employment practices, equal employment opportunity, immigration, collective bargaining, payment of social security and similar Taxes, and wages and hours;

(2) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or similar Governmental Authority in the State of Florida or any other jurisdiction where the Company is engaged in the Business, and no such charge or complaint has been made against the Company with a Governmental Authority since January 1, 2003;

(3) there has been no charge of discrimination filed against the Company with the Equal Employment Opportunity Commission or similar Governmental Authority since January 1, 2003, in the State of Florida or any other jurisdiction where the Company is engaged in the Business; and

(4) the Company has no Contract or relationship with any Person who it characterizes as an independent contractor, but who should, under applicable Law, be treated as an employee.

(d) Except as set forth in Schedule 3.21(d), the Company is not a party to any written employment, independent contractor agreement, consulting agreement, advisory or service agreement, deferred compensation agreement, bonus agreement (including all Contracts which require a payment to any Person upon the consummation of the Sale or any other transaction contemplated by the Related Agreements), or severance Contract, except for agreements which may be terminated by the Company without premium or penalty on notice of thirty (30) days or less and under which the only monetary obligation of the Company is to make current and customary wage or salary payments and provide current and customary employee benefits. Except as set forth in Schedule 3.21(d), the Company has not made any loans or advance (other than travel advances in the Ordinary Course of Business) to any officer or director of the Company.

3.22 Absence of Certain Changes or Events. Except as set forth in Schedule 3.22, since the date of the Acquisition Balance Sheet, the Company has conducted its business in the ordinary course and has not:

(a) suffered any Material Adverse Effect that has not been disclosed pursuant to Section 5.9;

(b) incurred any indebtedness, obligation or other liability (contingent or otherwise), except in the Ordinary Course of Business consistent with its past practice and, to Seller’s Knowledge, there does not exist a set of circumstances that could reasonably be expected to result in any such indebtedness, obligation or liability;

(c) failed to pay any medical claim liability or indebtedness when due (subject to its right to challenge such liability or indebtedness in good faith);

(d) created, permitted or allowed any Lien with respect to the Company assets;

(e) made any material increase in the compensation payable by the Company (or for which the Company may have any liability) to any provider except as set forth in writing in a Provider Contract;

(f) executed, materially amended, or terminated any Material Agreement to which it is or was a party or by which any of the Company assets are bound or affected; amended, terminated or waived any of its material rights thereunder; or received notice of termination, amendment, or waiver of any Material Agreement or any material rights thereunder;

(g) instituted, settled, or agreed to settle, any litigation, action, or proceeding before any Governmental Authority;

(h) sold, assigned or transferred any material assets outside the Ordinary Course of Business;

(i) sold, assigned or transferred any Intellectual Property;

(j) made any capital expenditures or commitments therefore in excess of $50,000 individually or $150,000 in the aggregate;

(k) suffered any theft, damage, destruction or casualty loss to its property in excess of $50,000 not covered by insurance;

(l) issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any notes, bonds or debt securities of the Company;

(m) declared or paid any dividend or made any distribution on its capital stock or redeemed or purchased any shares of its capital stock;

(n) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any securities of the Company, or created, authorized, issued, sold, delivered, pledged or encumbered any additional capital stock (whether authorized but unissued or held in treasury) or other securities convertible into or exchangeable for capital stock of the Company, or granted or otherwise issued any options, warrants or other rights with respect thereto;

(o) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, equity interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(p) made any loan or any investment in or capital contribution to, or extended any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies, and (ii) advances made in the Ordinary Course of Business to employees;

(q) made any material election with respect to Taxes, agreed to make any material claim or assessment in respect of Taxes, agreed to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes, or filed any claim for a Tax refund or amended any income or other Tax Return;

(r) made any change to any accounting principle, method or practice, including any actuarial practices or methodologies, or any change to any methods of reporting income, deductions or other items for Tax purposes;

(s) had any cancellation or termination or notice of cancellation or termination by a provider of its Provider Contract with the Company, or any decrease or change, or notice of decrease or change, in such Provider Contract;

(t) waived or released any debts, claims or rights of value, or written down the value of any assets or written down or off any receivable in excess of $50,000 for any single occurrence or $150,000 in the aggregate; and

(u) entered into any Agreement or made any commitment to take any of the types of action described herein.

3.23 Employee Benefit Plans; ERISA.

(a) Schedule 3.23(a) contains a true and complete list and description of each Seller Plan.

(b) With respect to each Seller Plan, Seller has furnished to Purchaser true and complete copies of all plan documents, amendments, Agreements, trust instruments, insurance Contracts, or other funding arrangements. With respect to any Seller Plan not reduced to writing, Seller has furnished to Purchaser a true and complete written description of such Seller Plan. With respect to any such Seller Plans that are subject to the summary plan description requirements of section 102 of ERISA, Seller has furnished to Purchaser true and complete copies of the most recent summary plan descriptions (and any summary of material modifications thereto, if applicable). The Seller, the Company and any ERISA Affiliates have complied with all obligations under section 102 of ERISA and related regulations. With respect to each Seller Plan subject to annual reporting under ERISA, Seller has furnished to Purchaser all Forms 5500 Annual Return/Report of Employee Benefit Plan for the past five years. Seller has furnished to Purchaser copies of any correspondence with the Internal Revenue Service, Department of Labor, PBGC, or any other governmental entity relating to any Seller Plan.

(c) Each Seller Plan is in compliance in all material respects, and has been administered in compliance in all material respects, with applicable Law. No Seller Plan is currently under audit by the Internal Revenue Service, Department of Labor, PBGC, or other governmental entity. Except as set forth in Schedule 3.23(c), each Seller Plan that is intended to be a pension, profit-sharing, 401(k), or stock bonus plan qualified under section 401(a) of the Code is so qualified, has been operated and maintained in accordance therewith, is the subject of a favorable determination letter from the Internal Revenue Service (or an application for such a determination letter is pending), and has timely been amended in good faith to extend any applicable remedial amendment period under Rev. Proc. 2005-66; nothing has occurred with respect to the operation of any Seller Plan that would result in the loss of such qualification. There are no excise or other Taxes or penalties due or arising out of actions or failures to act with respect to any Seller Plan. Except as set forth on Schedule 3.23(c), no portion of any account balance or assets in any Seller Plan is invested in employer securities. No asset of any Seller Plan is subject to tax as unrelated business income.

(d) All contributions (including all employer contributions and employee salary reduction contributions) that were due have been timely made to each Seller Plan that is a Pension Plan. Appropriate entries have been made in financial records and statement for all obligations and liabilities under all Seller Plans. All contributions to all Seller Plans have been deductible under the Code. All premiums or other payments that are due have been paid with respect to each such Seller Plan that is an Employee Welfare Plan.

(e) Neither Seller nor the Company, nor any ERISA Affiliate, ever has contributed or currently contributes to any Multiemployer Plan. Neither Seller nor the Company, nor any ERISA Affiliate, has withdrawn from any Multiemployer Plan or has any outstanding withdrawal liability or delinquent contributions with respect to any such Multiemployer Plan. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, participation in, or termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability to either Seller, the Company or any ERISA Affiliate. Neither the Seller, the Company, nor any ERISA affiliate thereof has engaged in a transaction within the meaning of section 4212(c) of ERISA.

(f) Except as set forth on Schedule 3.23(f), the Company does not provide, nor has any liability for, health or welfare benefits with respect to any retired or former employees of Seller, the Company, or any ERISA Affiliate (except for any continuation coverage under COBRA or other applicable state continuation coverage laws, for which such retired or former employee pays). Except as set forth on Schedule 3.23(f), the Company is not obligated to provide any health or welfare benefits to any active employees of Seller, the Company, or any ERISA Affiliate following such employee’s retirement or termination of service (except as mandated by COBRA or other applicable state continuation coverage laws). Neither the Company, Seller nor any ERISA Affiliate thereof has ever sponsored, participated in or had any obligation to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company, Seller, nor any ERISA Affiliate thereof has ever sponsored, maintained or had any obligation to contribute to a VEBA.

(g) Neither the Seller, the Company, nor any ERISA Affiliate, ever has sponsored, maintained, had any obligation to contribute to, or any liability with respect to, a DB Plan. No facts or circumstances exist that may subject the Seller, Company or any ERISA Affiliate to any liability under sections 4062, 4063, or 4064 of ERISA. Neither the Seller, the Company, nor any ERISA Affiliate, has engaged in a transaction to which section 4069 of ERISA applies.

(h) With respect to Seller Plans, Seller or the Company, as applicable, has duly and timely furnished, in compliance in all material respects with applicable Laws, all notices required under applicable Laws to be given to Company participants, beneficiaries, and alternate payees, or to any Governmental Authorities, including, but not limited to, any notifications required by COBRA, by section 101(i) of ERISA (i.e., blackout notices), or by Field Assistance Bulletin 2006-03 (i.e., periodic benefit statements).

(i) Each Seller Plan subject to ERISA has been administered in accordance with its written terms and ERISA. There has been no breach of fiduciary duty under section 404 of ERISA with respect to any Seller Plan, nor has any transaction occurred with respect to a Seller Plan prohibited by section 406 of ERISA for which there does not exist an applicable exemption under ERISA. With respect to any Seller Plan required to file Form 5500, complete and accurate Forms 5500 timely have been filed for all applicable years.

(j) With respect to Deferred Compensation Plans under which Current Employees have benefited, are benefiting or are eligible to benefit, no such Deferred Compensation Plans have been “materially modified” after October 3, 2004, and all such Deferred Compensation Plans have been administered in compliance with section 409A of the Code (and the published guidance issued thereunder). No payment that is owed or may become due under any Seller Plan is subject to tax under sections 280G, 409A or 4999 of the Code. The Company is under no obligation to reimburse any service provider or employee for any taxes under section 409A of the Code.

(k) Except as specifically provided in Schedule 3.23(k), there are no claims, Proceedings or Liens, other than routine claims for benefits, pending or, to Seller’s Knowledge, threatened with respect to any Seller Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

(l) Except as provided in Schedule 3.23(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will increase any benefits otherwise payable under any Seller Plan. Except as provided in Schedule 3.23(l), there has been no announcement or commitment by Seller, Company or an ERISA Affiliate to create any new practice, plan or arrangement that constitutes a Seller Plan hereunder or to amend any Seller Plan, except for technical amendments required by applicable law which do not materially increase the costs of the Seller, Company or ERISA Affiliate.

3.24 Certain Business Relationships. Except as set forth in Schedule 3.24, neither the Company nor any Affiliate of the Company, nor any director or officer of the Company or any Affiliate of the Company, nor any family member of any of the foregoing, (i) owns, directly or indirectly, in whole or in part, any property, assets or rights, which are associated with or necessary for the use, operation or conduct of any of the Business, or (ii) has a Contract to furnish material services or goods to the Company.

3.25 Accounts Receivables. All of the accounts receivable of the Company are properly reflected on the books and records of the Company in accordance with GAAP, are valid receivables and arose in the Ordinary Course of Business from bona fide transactions.

3.26 Relations and Members. Schedule 3.26 describes each unresolved written complaint that would reasonably be expected to result in more than $50,000 of liability to the Company received by the Company from a Member since January 1, 2005.

3.27 Terrorism Compliance. The Company is in compliance with (i) Exec. Order No. 13224, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Pub. L. No. 107-56, as amended.

3.28 Guarantees. Except as set forth in Schedule 3.28, the Company is not a guarantor or otherwise contractually responsible for any liability or obligation (including indebtedness) of any other Person.

3.29 Banks and Depositories. Schedule 3.29 sets forth:

(a) A list of the name and address of each bank, savings and loan or other financial institution in which the Company has an account or safe deposit box;

(b) The identity of each such account or safe deposit box;

(c) The names of all Persons authorized to draw on each account and to have access to each safe deposit box; and

(d) The number of signatures required for any withdrawals therefrom.

3.30 Limitation on Use of Funds. Pursuant to 31 U.S.C. 1352 and 45 C.F.R. Part 93, no federal appropriated funds have been paid to any Person by the Company for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal Contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative Contract, or the extension, continuation, renewal, amendment, or modification of any federal Contract, grant, loan, or cooperative Contract in violation of such provision.

3.31 Books and Records. The minute books of the Company, as previously made available to Purchaser and its representatives, contain accurate records of all meetings of and all corporate actions or written consents by the shareholders and the Board of Directors of the Company.

3.32 Brokers’ Fees. Except as set forth in Schedule 3.32, neither Seller nor the Company has Liability to pay any fees or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement or any Related Agreement for which Purchaser could become liable or obligated.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

4.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements to be executed and delivered by it pursuant to, or as contemplated by, this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Sale and the other transactions contemplated hereby or thereby.

4.2 Binding Agreement. All corporate actions and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, each Related Agreement, and Purchaser’s obligations hereunder and thereunder have been duly and properly taken or obtained by Purchaser. No other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, any Related Agreement, or Purchaser’s obligations hereunder and thereunder. This Agreement has been, and each Related Agreement executed and delivered by Purchaser on or prior to the Closing will be, duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Purchaser is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character and location of the properties owned or leased by it makes qualification of it as a foreign corporation necessary under applicable Laws, excepting only those jurisdictions where failure to be so qualified would only subject Purchaser to the obligation to pay nominal filing fees or nominal penalties to be qualified therein. Purchaser has the corporate power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

4.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby by Purchaser, nor compliance with any of the material provisions hereof or thereof by Purchaser, will: (i) violate, conflict with or result in a breach of any material provision of the Purchaser’s Articles of Incorporation, as amended to date, certified by the Secretary of State of the State of Florida, and a copy of the Purchaser’s Bylaws, as amended to date; (ii) violate, in any material respect, any Order or Law applicable to Purchaser; or (iii) except for filings and notices required by the OIR, AHCA and CMS, or as set forth in Schedule 4.4, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority.

4.5 Investment Representations.

(a) Purchaser has the financial capability to consummate the transactions contemplated by this Agreement, and Purchaser understands that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (i) Purchaser’s consummation of any financing arrangements or Purchaser obtaining any financing or (ii) the availability of any financing to Purchaser.

(b) Purchaser hereby confirms that the Shares are being acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c) Purchaser is an experienced investor, can bear the economic risk of its investment, and has such Knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company and the Shares.

(d) Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated by the Securities and Exchange Commission.

4.6 Restricted Securities. Purchaser understands that the Shares: (i) are “Restricted Securities,” as defined in Rule 144 promulgated under the Securities Act; (ii) have not been registered under the Securities Act or any Laws of any state; (iii) are being acquired in a transaction not involving a public offering; and (iv) under applicable Law, such securities may be subject to restrictions or prohibitions on subsequent sales or transfers.

4.7 Brokers’ Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.8 Financing. Purchaser will at Closing, and at all applicable times after the Closing, have sufficient available funds to pay the Preliminary Purchase Price and to pay any additional amounts required under Section 2.

5. Pre-Closing Covenants.

5.1 Access and Information; Inspections.

(a) From the Effective Date through the Closing Date, Seller shall afford, and shall cause the Company to afford, to Purchaser and its Advisors, upon reasonable prior notice to Seller, full and complete access during normal business hours or other mutually agreed times to, and the right to inspect, as applicable, the employees, properties, books, accounts, records, Contracts and all other relevant documents and information with respect to, the assets, Liabilities and operations of the Company and, as necessary, Seller and its Subsidiaries; and will furnish Purchaser and its Affiliates, officers and agents (including those described above) with such additional financial and operating data and all other information that it or they may reasonably request to investigate all aspects of the Company and its businesses, financial condition and operations, and, as necessary, Seller and its Subsidiaries, and to effect an orderly transition and integration of the Company into Purchaser’s group of Affiliated entities. Purchaser’s right of access and inspection shall be exercised by Purchaser and its Advisors in such a manner as not to interfere unreasonably with the operations of the Company, Seller and their Affiliates. Seller acknowledges and agrees that it will not unreasonably deny or condition access to the premises of the Company by Purchaser or its Advisors prior to and beyond normal business hours. Seller shall make available to Purchaser a reasonable amount of office space at the Company’s premises to accommodate Purchaser’s Advisors responsible for the orderly integration of the Company with Purchaser, including reasonable access to ports for telephone, computer and other data transmission. No investigation made by Purchaser as contemplated herein shall affect or diminish Seller’s representations and warranties contained in this Agreement or Purchaser’s rights and remedies for any breach of, or inaccuracy in, those representations or warranties. Seller and its employees, agents and representatives shall, and shall cause the Company and its employees, agents and representatives, to cooperate in a commercially reasonable manner with Purchaser and its employees, agents and representatives in its conduct of any investigation contemplated herein.

(b) In addition to the covenants set forth in Section 5.1(a), between the Effective Date and the Closing Date or the earlier termination of this Agreement, Seller shall permit Purchaser and its Advisors to meet with the Controller or Chief Financial Officer of the Company and all other officers of the Company responsible for the financial statements and related policies and practices, and the internal controls, disclosure controls and procedures of the Company, to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser or any of its Affiliates to satisfy their respective obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

(c) During the period commencing on the Effective Date and ending on the earlier of the Closing Date or the earlier termination of this Agreement, within thirty (30) days of the end of each calendar month, Seller shall provide to Purchaser a copy of the Company’s unaudited interim financial statements for such month, prepared in accordance with GAAP and in accordance with SAP (provided that such statements may be subject to normal year-end adjustments and omit footnotes required by GAAP or SAP, as applicable). Further, until the Effective Time or the termination of this Agreement, Seller shall deliver to Purchaser within five (5) Business Days after they are filed any subsequent interim or annual financial statutory statements that are filed with the OIR. Purchaser will hold all information contained in such financial statements strictly confidential.

5.2 Conduct of Business. During the period commencing on the Effective Date and ending on the earlier of the Effective Time or the earlier termination of this Agreement, except as otherwise consented to or approved by an authorized officer of Purchaser in writing or required by this Agreement, Seller shall cause the Company to:

(a) use commercially reasonable efforts to carry on its business operations in substantially the same manner as presently conducted and shall not make any change in its policies regarding personnel, operations, finance, or accounting (unless the Company is required to adopt such changes under GAAP, SAP or applicable Law);

(b) use commercially reasonable efforts, consistent with past practice, to maintain and preserve the Company’s Business, including the maintenance and preservation of all licenses and permits of the Company and all actions in the Ordinary Course of Business to renew and extend existing Governmental Authorizations of the Company;

(c) maintain the Statutory Surplus of the Company at a level equal to or greater than the minimum statutory surplus required by Section 641.225 of the Florida Statutes, as modified by Orders of the OIR and AHCA, and all other applicable Laws or Orders;

(d) perform all of its material obligations under the Material Agreements;

(e) keep in full force and effect present insurance policies or other comparable self-insurance in coverage amounts consistent with past practice;

(f) use commercially reasonable efforts to retain the present employees engaged in providing services to the Company and maintain the Company’s relationships with Governmental Authorities, suppliers, customers, agents, producers, brokers and others having business relationships with the Company; and

(g) promptly advise Purchaser in writing of the occurrence of any event or circumstance having a Material Adverse Effect on the Company.

5.3 Negative Covenants of Seller. During the period commencing on the Effective Date and ending on the earlier of the Effective Time or the earlier termination of this Agreement, Seller shall not cause or permit the Company to, except as may be required by this Agreement or applicable Law or as otherwise consented to or approved by an authorized officer of Purchaser in writing:

(a) adopt any amendments to the Company’s Articles of Incorporation or Bylaws;

(b) materially amend, terminate, fail to renew, or enter into any Material Agreement or any Governmental Authorization;

(c) except in the Ordinary Course of Business, terminate any employee, officer, consultant, or agent, or hire or retain any new employee, officer, consultant or agent, or defer, modify or increase compensation payable or to become payable or make any bonus payment to, or otherwise enter into one or more bonus agreements or arrangements with, any employee, officer, consultant, or agent, other than customary compensation arrangements, increased compensation or bonus payments based on merit made in the Ordinary Course of Business;

(d) allow transactions between the Company and its Affiliates entered into after the Effective Date to take place other than on arm’s length terms;

(e) incur any indebtedness for borrowed money having a principal balance of $50,000 or more, or assume, guarantee, endorse or otherwise become responsible for obligations of any other Person (including an Affiliate), or make loans or advances to any Person (other than advances to employees made in the Ordinary Course of Business);

(f) declare, set aside or pay dividends and other distributions to Seller;

(g) fail to comply in all material respects with applicable Laws and Orders applicable to the Company;

(h) take or fail to take any other action that is reasonably likely to result in the breach, default, termination or cancellation of, any Material Agreement;

(i) transfer, issue or dispose of any shares of capital stock or other securities of the Company, or grant options, warrants, calls or other rights to purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other securities of the Company;

(j) acquire (whether by purchase or lease), sell, assign, lease, or otherwise transfer or dispose of any of the assets of the Company, except in the Ordinary Course of Business;

(k) suffer any Lien or other restriction on the Shares or any of the material assets or properties used by the Company in the Business, except for Permitted Liens;

(l) adopt, cease participation in, terminate or amend a Seller Plan, except for the amendment to the Seller’s Omnibus Equity Compensation Plan anticipated to be voted upon at the Seller’s 2008 Annual Meeting of Shareholders and any amendments to a Seller Plan that may be necessitated by section 409A of the Internal Revenue Code;

(m) other than in the Ordinary Course of Business or as set forth on Schedule 5.3(m), cancel or compromise any material debt or claim or waive or release any material right;

(n) acquire or agree to acquire, the securities of any other Person other than investment securities acquired in the Ordinary Course of Business;

(o) make a change to any significant business policies relating to marketing, pricing, underwriting, billing, collection, enrollment functions, reserves, claims administration, claims processing and claims payment, payment of trade debts or purchasing, except changes in the Ordinary Course of Business, administrative changes involving de minimis cost, or changes required by applicable Laws;

(p) make any capital expenditure or financing in excess of $50,000 individually or $150,000 in the aggregate;

(q) effect any recapitalization, reclassification or like change in the capitalization of the Company;

(r) compromise or settle any Proceeding other than in a commercially reasonable manner the effect of which, alone or together with other compromises or settlements, would be materially adverse to any Governmental Authorization of the Company, any Contract with CMS, or the Business or operations of the Company after the Effective Time; or

(s) commit to do or omit to do any of the foregoing.

5.4 No-Shop. From and after the Effective Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9, neither Seller nor Company shall cause its officers, directors, employees, representatives, and Subsidiaries (including the officers, directors, employees and representatives of such Subsidiaries) to, directly or indirectly, without the prior written consent of Purchaser: (i) offer for sale, lease or otherwise dispose of the Shares or all or substantially all of the Company’s assets; (ii) solicit offers to buy, or initiate or continue contacts with, or negotiate with or aid in the due diligence of, any other Person seeking to acquire all or any material portion of the Company; or (iii) enter into any agreement with any party (other than Purchaser or an Affiliate thereof), or initiate or continue contacts with, or negotiate with or aid in the due diligence of, any other Person with respect to the sale or other disposition of any of the Shares or all or substantially all of the assets of the Company, in each case, whether by stock sale, merger, share exchange, consolidation, asset sale, or other transaction or series of related transactions.

5.5 Efforts to Close. Except as provided in Section 5.7(c) and subject to the terms and conditions provided herein, the Parties shall use their reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Related Agreements, including satisfaction (but not waiver) of all of the conditions precedent set forth in Sections 7 and 8 to Seller’s or Purchaser’s obligations under this Agreement to the extent that the Party’s action or inaction can control or influence the satisfaction (but not waiver) of such conditions. Further, Seller and Purchaser shall use their respective reasonable best efforts to obtain and shall cooperate with each other and their respective Affiliates and Advisors to obtain all consents, waivers, approvals, authorizations and notices to or from Persons, other than Governmental Authorities, which are necessary for Seller and Purchaser, respectively, to consummate the transactions contemplated herein or for Purchaser to obtain the rights and benefits of the Material Agreements or other material assets of the Company from and after the Effective Time, including those set forth in Schedule 3.4(b).

5.6 Confidentiality. The Parties shall, and shall cause their respective Affiliates and Advisors to comply in all respects with the terms of that certain Confidentiality Agreement, dated as of July 26, 2007, by and between the Purchaser and the Seller.

5.7 Required Governmental Approvals.

(a) Except as provided in Section 5.7(c), each of the Parties, as promptly as reasonably practicable after the date of execution of this Agreement and to the extent that such Party’s action or inaction is required or necessary to procure, or may otherwise control or influence the procurement of, such Governmental Authorizations, shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any Governmental Authorizations that are necessary or required to be given, made or obtained by Law or in connection with the Sale and the consummation of all other transactions contemplated by this Agreement and any Related Agreement, including those required by the OIR, AHCA, CMS, and any Governmental, Authority of a jurisdiction wherein the Company is engaged in Business.

(b) The Parties shall cooperate with each other and their respective Affiliates and Advisors to obtain all Governmental Authorizations necessary or required to carry out the transactions contemplated by this Agreement, including all Governmental Authorizations required by the OIR, AHCA or CMS, and all other Governmental Authorizations that Purchaser reasonably deems necessary or appropriate. Each Party will provide and the Seller will cause the Company to provide such other information and communications to Governmental Authorities as the other Party or such authorities may reasonably request. The Parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof.

(c) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any Affiliate of Purchaser shall have any obligation to sell, divest, or otherwise dispose of any of its or their assets or businesses, or to otherwise take action that would be materially adverse to its or their businesses, assets, financial condition or operations, (i) to remove any condition to the Purchaser’s receipt of a Governmental Authorization necessary or required for the consummation of the transactions contemplated by this Agreement or any Related Agreement, or (ii) to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or any Related Agreement.

5.8 Transactions with Affiliates. At or prior to the Closing, (i) Seller shall cause the Company to terminate all Contracts, transactions and other arrangements with Seller and its Affiliates, other than the MHP Provider Agreements and any Contract that is otherwise identified in Schedule 5.8, at no cost or expense to the Company or Purchaser, and (ii) Seller shall use its reasonable best efforts to secure the full release of the Company and Purchaser from all Liabilities arising under or in connection with any such Contract or arrangement terminated in accordance with this Section 5.8. In addition, except as set forth in Schedule 5.8, or for those payables and receivables included in the determination of the Closing Net Equity, all intercompany payables and receivables between the Company and Seller, or any Affiliate of Seller, shall be fully collected and discharged or paid (as applicable) at or prior to the Closing.

5.9 Certain Notifications Required. During the period commencing on the Effective Date and ending on the earlier of the Closing Date or the earlier termination of this Agreement, Seller shall give prompt notice in writing to Purchaser of: (i) any information that to its Knowledge indicates that any representation or warranty of Seller contained in this Agreement was not true and correct in all material respects as of the Effective Date or will not be true and correct in all material respects as of the Closing Date as though made on such date; (ii) the occurrence of any event that, to its Knowledge, will result, or is likely to result, in the failure of a condition in Section 8; and (iii) any fact, condition or change that Seller reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect. Except as provided in the next sentence, no notice of the type described above by Seller to Purchaser shall be deemed to affect or diminish Seller’s representations or warranties set forth in this Agreement, to amend or supplement Seller’s disclosure schedules to this Agreement, or to affect or diminish the remedies and indemnities available to Purchaser or any other Purchaser Indemnified Parties in this Agreement. Notwithstanding the immediately preceding sentence, if Seller in good faith gives Purchaser specific notice (“MAE Notice”) of facts or circumstances that, individually or together with other facts or circumstances previously disclosed to Purchaser in a MAE Notice, have the effect that: (i) to its Knowledge, Seller cannot certify at Closing that its representations and warranties are true and correct as of the Closing Date in accordance with Section 8.5; (ii) it reasonably believes that the condition to closing set forth in Section 8.5 has failed, as there has occurred a Material Adverse Effect; and (iii) that Purchaser has the right to terminate this Agreement as a consequence thereof absent waiver of the condition to Closing by Purchaser, then Purchaser, if it does not terminate this Agreement within ten (10) Business Days after delivery of such MAE Notice or it otherwise elects to close the transactions contemplated by this Agreement in spite of such MAE Notice, shall be deemed to have accepted such MAE Notice as an amendment and/or supplement to Seller’s disclosure schedules and to have waived all rights to seek indemnification and further recourse specifically with respect thereto. Each time after a MAE Notice that Seller shall make an additional disclosure to Purchaser as required by this Section 5.9, Purchaser shall be afforded a period of ten (10) Business Days to evaluate the cumulative effect of such disclosure together with all previous disclosures, including the MAE Notice, and may elect to terminate this Agreement and not close the transactions provided for herein, failing which, it shall be deemed to have accepted such disclosure as an amendment and/or supplement to Seller’s disclosure schedules and to have waived all rights to seek indemnification and further recourse specifically with respect thereto.

5.10 Insurance. Seller shall use commercially reasonable efforts to procure an extension or “tail” to the Company’s existing Errors and Omissions Liability Coverage Policy with The Camden Fire Insurance Association (OneBeacon), Policy No. MCP-2582-08, which policy (as so extended) shall cover, for a period of three (3) years after the Closing Date, errors and omissions that occurred prior to the Closing Date; it being understood that the costs of such extensions shall be paid by Seller. Purchaser shall cooperate with Seller and its Affiliates, representatives and attorneys in Seller’s efforts to obtain such extension.

6. Post-Closing Covenants.

6.1 Non-solicitation. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, from the Effective Date until the second anniversary of the Effective Time, Seller shall not, and shall not cause or permit any of its Subsidiaries to, hire any individual who is an employee of the Company without the prior written consent of Purchaser; provided, that the foregoing non-solicitation covenant shall not: (i) apply to those individuals who have been asked to resign or are terminated in connection with the consummation of the transactions provided for herein; (ii) prohibit any Seller or any of its Subsidiaries from hiring any such employee whose employment has been terminated by the Company after the Effective Time; or (iii) prohibit the hiring of an individual who applies for a job advertised in a publication or trade or general circular or on an internet website and who was not otherwise encouraged or directly enticed by Seller or its respective Affiliates to make such application.

6.2 Non-competition; Non-solicitation of Members or Providers.

(a) As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, from the Closing Date until the fifth anniversary of the Closing Date, Seller shall not, and shall not cause or permit any of its Subsidiaries to, anywhere within the State of Florida, directly or indirectly: (i) own, operate or engage in any business, including any managed care business or health insurance business, which provides products or services or engages in businesses or operations that are in competition with the products, services, Business or operations of the Company, including without limitation, in the business or operations of owing, managing or operating a Medicare Advantage plan or program, a Medicare Advantage Prescription Drug plan or program, or a risk based business that contracts with CMS, or its successor, to provide Medicare Part A and/or Medicare Part B entitlements, whether as a HMO, POS plan or product, PPO or Provider Sponsored Organization (each a “Competitive Business Activity”); (ii) become an agent or consultant of any Competitive Business Activity; or (iii) obtain or hold an interest in any such Competitive Business Activity as a partner, joint venturer, shareholder, member or investor; provided, however, that the ownership of not more than five percent (5%) of the securities of a publicly traded entity engaged in a Competitive Business Activity shall not itself be deemed to be a violation of this Section 6.

(b) Without Purchaser’s prior written consent, Seller shall not, and shall not cause or permit any of its Subsidiaries to, for a period of five (5) years from and after the Closing Date, individually or on behalf of any other Person, directly or indirectly, solicit, induce, or attempt to persuade any Member, or any provider subject to an existing Provider Contract of the Company, to terminate or fail to renew its enrollment with the Company or any Affiliate of the Company, or to enroll or contract with a Person other than the Company or an Affiliate of the Company.

(c) The foregoing covenants furnished under this Section 6.2 shall not, in any way, restrict or limit Seller or its Affiliates from entering into a Contract with a payor (e.g. an insurer or HMO or ERISA plan) pursuant to which Seller or its Affiliates undertakes to provide physician network services or other physician services to or on behalf of the individuals covered by such payor in the State of Florida.

(d) All time periods referenced in this Agreement shall be computed by excluding from such computation any time during which Seller or any of its Affiliates is in violation of any provision of this Section 6.2 and any time during which there is pending in any court of competent jurisdiction any Action (including any appeal from any final judgment) brought by any Person, whether or not a Party to this Agreement, in which Action Purchaser seeks to enforce the agreements and covenants in this Section 6.2 or in which any Person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

(e) Seller acknowledges that the type and period of restriction imposed in the provisions of this Section 6.2 are fair and reasonable and are reasonably required for the protection of Purchaser. If any of the covenants in this Section 6.2 are construed to be invalid or unenforceable, that construction shall not affect the remainder of the covenants contained in this Section 6.2, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6.2 are held to be unenforceable because of the duration of the covenant or the area covered by the covenant, a court of competent jurisdiction shall have the power to amend the duration or areas covered and, in its amended form, the provisions shall then be enforceable.

(f) If either Seller or any of its Subsidiaries commits a breach, or are about to commit a breach, of any of the provisions of this Section 6.2, Purchaser shall have the right to have the provisions of this Section 6.2 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of this Section 6.2 may cause irreparable injury to the non-breaching Party and that money damages may not provide an adequate remedy to Purchaser.

(g) In the event that on or prior to the fifth anniversary of the Closing Date, Purchaser and/or its Affiliates terminates that Independent Practice Association Participation Agreement, dated of even date herewith (the “IPA Agreement”), for any reason other than a reason set forth in Section 6.3 or Section 6.4 of the IPA Agreement, the provisions of this Section 6.2 shall automatically terminate and have no further force and effect.

(h) As an additional inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, at or prior to the Closing, Seller shall cause the executives of Seller identified on Schedule 6.2(h) to execute and deliver to Purchaser an Agreement Not to Compete or Solicit in the form of Exhibit D attached hereto.

6.3 Employee Matters.

(a) Seller will cause the Company to furnish to Purchaser an updated employee list, containing all the information as required by Section 3.21(a), as of a date no more than fifteen Business Days prior to the Closing Date. Purchaser shall use commercially reasonable efforts to continue the employment of the employees of the Company who can be accommodated and who meet the normal employment eligibility requirements that Purchaser enforces with respect to its employees. Any continuation of employment of the employees of the Company shall be on such terms and conditions as Purchaser in its sole discretion determines to be appropriate, and without guarantee that any such employee shall receive an offer of employment for the same or similar position that he currently holds, or for the wages and benefits that he currently receives. It is understood and agreed that any continued employment by an employee of the Company is “at will” and may be terminated by Purchaser at any time for any reason (subject to any written commitments to the contrary made by Purchaser and applicable Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser or the Company, post-closing, to terminate, reassign, promote or demote any of the continued employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such employees. Seller shall amend the Metropolitan Health Networks 401(k) Plan, effective prior to the Closing Date, to provide that the Company's employees no longer shall be eligible to participate in such retirement plan from and after the Effective Time. Prior to the Closing Date, Seller shall furnish to Purchaser a copy of such amendment to the Metropolitan Health Networks 401(k) Plan, along with appropriate resolutions of Seller and the Company authorizing and adopting such amendment. Purchaser agrees that the Company employees whose employment continues from and after the Effective Time shall be eligible to participate in the Humana Retirement and Savings Plan from and after the Effective Time, subject to the terms and conditions of such retirement plan. The Humana Retirement and Savings Plan, however, will not accept any direct transfer or direct rollover of account balances from the Metropolitan Health Networks 401(k) Plan.

(b) No later than ten Business Days prior to the Closing Date, Purchaser shall provide to Seller and the Company a list of all employees of the Company whose employment with the Company, as determined by Purchaser in its sole discretion, shall cease from and after the Closing (such list to be attached hereto and incorporated herein as Schedule 6.3(b)). Effective as of the Closing, any and all future rights, obligations and/or Liabilities in connection with the employment of such employees, if any, shall be transferred to Seller from the Company, and Seller shall accept such transfer and assume from the Company full and complete responsibility for all such future rights, obligations or Liabilities held by or owed to such employees from the Company, including continued employment obligations, any payment obligations associated with employment, any severance or change of control payments or bonuses, or similar compensatory arrangements or termination payment obligations, which are payable to such employees. Except as provided in this Section 6.3(b) below or in Section 6.3(c) below, Seller shall have no responsibility for any rights or Liabilities held by or owed to any employees of the Company that are not listed on Schedule 6.3(b). With respect to any “M&A qualified beneficiary” of Seller or the Company within the meaning of Treas. Reg. § 4980B-9 Q&A 4, continuation coverage under COBRA shall be furnished under the Seller's group health plan. In the event of any corporate reorganization or sale of assets or stock of Seller prior to Seller’s fulfillment of its COBRA obligations to any M&A qualified beneficiaries hereunder, Seller shall require, as a condition of any such transaction, that the transferee(s) of any stock or assets assume and fulfill the remaining COBRA obligations to M&A qualified beneficiaries.

(c) For those employees of the Company under a written employment Contract with the Company, who the Purchaser desires to continue their employment with the Company after the Closing but requires that their written Contract be terminated at or prior to the Effective Time, all of whom are identified on Schedule 6.3(c) attached hereto, Seller shall assume from the Company full and complete responsibility for all additional obligations or Liabilities (i) which Seller or the Company agrees to pay to induce such employees to terminate their employment Contracts with the Company and become at-will employees of the Company at or prior to the Effective Time or (ii) which are contractual commitments made to such employees of the Company that survive the termination of their Contracts and are not waived by such employees or cannot be waived by such employees under applicable Law. If, following the Closing, Purchaser or the Company terminates any employees listed on Schedule 6.3(c) hereto, Purchaser shall have full and complete responsibility for all rights or Liabilities held by or owed to such employees from the Company under the terms and conditions for continuation of their employment put into effect by Purchaser following the Closing, including, as applicable, continued employment obligations, any payment obligations associated with their post-Closing employment, any severance or change of control payments or bonuses, or similar compensatory arrangements or termination payment obligations, which are payable to such employees under Purchaser’s policies, terms and conditions of employment.

6.4 Use of Name and Trademarks.

(a) No more than thirty (30) days following the Effective Time, if permitted by the OIR (or as soon thereafter as the OIR permits), Purchaser shall take all action necessary to change the legal name of the Company such that it does not contain the words “Metcare” or abbreviations or variations thereof, and, except as provided below, to cease using the name “Metcare” or any other names or symbols or abbreviations thereof or service marks, symbols or logos related thereto, or any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof; provided, that the Company may maintain a fictitious name filing with the Florida Secretary of State for the use of the name “Metcare” for the uses specifically authorized by Seller below. Prior to the Closing, Seller shall take all action as may be required to insure that the Company will have, from and after the Effective Time, the full, absolute and unrestricted right and authority to use the “AdvantageCare” name.

(b) The Company shall be permitted to use in its Ordinary Course of Business, consistent with past practice, the Company’s signs and brochures, stationery, letterhead, business cards and other comparable supplies in existence as of the Closing Date, even if they include the names, symbols, logos and marks otherwise prohibited by Section 6.4(a), up to and including December 31, 2009. Purchaser and the Company may use any preexisting summary of benefit documents, plan descriptions or similar forms or documents, even if they include the names, symbols, logos and marks otherwise prohibited by Section 6.4(a), up to and including December 31, 2009, or such longer period reasonably acceptable to Seller.

(c) Through December 31, 2009, the Company shall be permitted to communicate or correspond with existing or potential customers or insureds, beneficiaries or network providers using the names and other symbols, logos and marks otherwise prohibited by Section 6.4(a), provided that (i) Purchaser uses reasonable commercial efforts to inform such parties that the Company is now Affiliated with Purchaser and not with Seller, and (ii) Purchaser shall not use the names, symbols, logos and marks prohibited by Section 6.4(a) in any general or targeted advertising or solicitation without the prior written consent of Seller, which consent is not to be unreasonably withheld, conditioned or delayed by Seller.

(d) The Company shall have the right to provide membership cards and enrollment kits to any Persons who enroll or re-enroll during calendar year 2009, and such customers or insureds of the Company shall be permitted to use such cards until replacement cards are issued by the Company on the next subsequent renewal date.

(e) Promptly following the Closing Date, Purchaser and Seller shall cooperate in preparing a written communication to be mailed to all customers or insureds, vendors and others with whom the Company does business advising of the transaction.

(f) Seller and Purchaser acknowledge that the computer operating systems used by Purchaser and the Company may be either incompatible or incapable of being integrated in a manner to allow for the orderly transition and transfer of membership and provider information and data from the Company’s current operating system to the Purchaser’s operating system to be utilized by the Company after the Closing. Seller and Purchaser further agree that the inability to reconcile the two operating systems would impose an unreasonable burden on Purchaser if Purchaser was required to cease utilizing the Metcare name in connection with any explanation of benefits reports or other routine communications with customers or insureds of the Company who are enrolled for the calendar year 2009 (and any prior calendar year) (the “Routine Communications”). Each of the Parties agree to use commercially reasonable efforts, during the period from the date of this Agreement through the Closing Date, to reconcile the differences in the operating systems to allow for Routine Communications to be made to the customers and insureds in a manner consistent with Section 6.4(a) through 6.4(e) above. As of the Closing Date, if Purchaser determines in its reasonable discretion that the systems cannot be reconciled successfully without unreasonable allocation of resources, cost or expense to Purchaser, Purchaser may use the Metcare name for Routine Communications through December 31, 2010.

6.5 Tax Matters.

(a) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority, or cause to be prepared and filed or so furnished in a timely manner (taking into account timely and valid extensions), all Tax Returns relating to Company which are required to be filed on or prior to the Effective Time and all Tax Returns with respect to the Company which are required to be filed on a combined, consolidated, unitary or similar group basis for any tax period of the Company that ends on or before the Effective Time. Purchaser shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority, or cause to be prepared and filed or so furnished in a timely manner (taking into account timely and valid extensions), all other Tax Returns relating to Company which are required to be filed after the Closing Date.  With regards to any Income Tax Returns relating to Pre-Closing Tax Periods that are due following the Closing, which are not required to be filed on a combined, consolidate, unitary or similar group basis, Purchaser shall have control of the content, manner and timing of the preparation and filing of such Income Tax Returns with the appropriate Governmental Authority. Any disputes relating to the Taxes due and owing for any Pre-Closing Tax Period, including any Straddle Period Taxes, shall be reconciled by the parties in the determination of the Closing Net Equity and the Net Equity Adjustment Amount.

(b) Seller shall not amend any combined, consolidated, unitary or similar group Tax Return for any Pre-Closing Tax Period in a manner that negatively impacts the Company for any Post-Closing Tax Period, without the prior consent of Purchaser.

(c) If, subsequent to the Closing, Purchaser or Company receives notice of any audit, examination or other proceeding relating to any Tax Return filed by Company (a “Tax Audit”) with respect to any Tax Return for a any Pre-Closing Tax Period, then within ten (10) Business Days after receipt of such notice, Purchaser shall notify Seller of such notice.

(1) Seller shall have the right to control the conduct and resolution of such Tax Audit (other than a Tax Audit of a Tax Return for a Straddle Period), provided, however, that if any of the issues raised in such Tax Audit could have an impact on Taxes of Company for a Post-Closing Tax Period, or any tax accounting method or position taken on a Tax Return in any Post-Closing Tax Period, then Seller shall afford Purchaser the opportunity to control jointly the conduct and resolution of the portion of such Tax Audit which could have an impact on Taxes of Company in any Post-Closing Tax Period. If Seller shall have the right to control the conduct and resolution of a Tax Audit but elects not to do so, then Purchaser shall have the right to control the conduct and resolution of such Tax Audit. Each party shall bear its own costs for participating in such Tax Audit.

(2) Purchaser shall control the conduct and resolution of any Tax Audit of Straddle Period Taxes, and the resolution of such Tax Audit shall be at Purchaser’s sole risk or for Purchaser’s sole benefit. The costs of such Tax Audit shall be borne exclusively by Purchaser.

(d) Following the Closing Date, Seller, on the one hand, and Purchaser and Company, on the other hand, shall (and shall cause their respective Affiliates to):

(1) cooperate fully in responding to any inquiries from or preparing for any audits of, or disputes with taxing authorities regarding, any Taxes or Tax Returns of Company;

(2) make available to the other Party or parties, as the case may be, as reasonably requested, all information in its possession relating to the Company and its Subsidiaries which may be relevant to any Tax Return, Tax claim or assessment or to any taxing authority as reasonably requested by Seller or Company; and

(3) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes.

(e) Unless otherwise required by a final determination of a Governmental Authority, the Parties shall treat all payments made pursuant to this Agreement after the Closing as adjustments to the Purchase Price, except to the extent any such payment is classified as interest under applicable Tax law.

6.6 IT Transition Costs. During the period commencing at the Effective Time and expiring on the first day of the month (the “Transition Date”) following the date that Purchaser provides Seller with written notice that it has ceased using the information technology systems provided to the Company by HF Administrative Services, Inc. (“HealthFirst”) for the processing of new claims and the processing of new members, Purchaser shall be responsible for the timely payment of all fees and expenses due HealthFirst under the Administrative Services Agreement between HealthFirst and the Company (the “HealthFirst Agreement”). Commencing on the Transition Date until the termination of such HealthFirst Agreement in accordance with its terms, Seller shall be responsible for the timely payment of the minimum monthly fees and expenses due HealthFirst under the HealthFirst Agreement and Purchaser shall be responsible for all incremental fees and expenses due HealthFirst under the HealthFirst Agreement.

7. Conditions Precedent to Obligations of Seller. Seller’s obligation to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

7.1 Unfavorable Action or Proceeding. On the Closing Date, no Orders of any Governmental Authority shall be in effect that (i) prevent the consummation of the Sale, or (ii) makes the consummation of the Sale illegal.

7.2 Performance of Covenants. Purchaser shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date, including but not limited to Section 2.11 (except to the extent limited or qualified by materiality or Material Adverse Effect, in which event such applicable obligations, covenants, agreements and conditions shall have been performed or complied with in all respects in accordance with the terms of the applicable obligations, covenants, agreements and conditions).

7.3 Governmental Authorizations. Seller and Purchaser shall have obtained all material Governmental Authorizations from Governmental Authorities that are necessary or required for completion of the transactions contemplated by this Agreement and any Related Agreement.

7.4 Seller Third Party Consents. Seller and Purchaser shall have obtained any and all consents, waivers, approvals, authorizations and notices from Persons, other than Governmental Authorities, which are necessary for Seller and Purchaser to consummate the transactions contemplated herein, including those listed in Schedule 3.4(b), but excepting any such consents, waivers, approvals, authorizations and notices if the failure to obtain the same, individually or in the aggregate, would not materially negatively impact Purchaser’s or Seller’s ability to consummate this Agreement and the transactions contemplated hereby (“Seller Third Party Consents”).

7.5 Purchase Price. Seller shall have received the Preliminary Purchase Price in accordance with Section 2.2.

7.6 Warranties True and Correct. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date, except for (i) those representations and warranties which refer to facts existing at a specific date which shall be true and correct in all material respects as of such date, and (ii) those representations and warranties that are modified or limited in any respect by a standard of materiality shall be true and correct in all respects as of the date hereof and the Closing Date as though made on such date.

7.7 MHP Provider Agreement. At or before the Closing, the MHP Provider Agreements shall have been executed and delivered by MetCare of Florida, Inc., the Company and all of their respective Affiliates and other Persons who are referenced as a party to such MHP Provider Agreements.

7.8 Bring Down. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, duly executed by its Chief Executive Officer, certifying compliance with the conditions specified above in Sections 7.2 and 7.6 (the “Purchaser Officer’s Certificate”).

8. Conditions Precedent to Obligations of Purchaser. Purchaser’s obligation to consummate the Sale and the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

8.1 Unfavorable Action or Proceeding. On the Closing Date, no Orders of any Governmental Authority shall be in effect that: (i) prevent the consummation of the Sale; (ii) makes the consummation of the Sale illegal; or (iii) require as a condition to the receipt of the consent, authorization or approval by such Governmental Authority, that Purchaser or any of its Affiliates must sell, divest or materially modify any existing line of business or any material portion thereof.

8.2 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date , including but not limited to Section 2.10, (except to the extent limited or qualified by materiality or Material Adverse Effect, in which event such applicable obligations, covenants, agreements and conditions shall have been performed or complied with in all respects in accordance with the terms of the applicable obligations, covenants, agreements and conditions).

8.3 Governmental Authorizations. Seller and Purchaser shall have obtained all Governmental Authorizations from Governmental Authorities that are necessary or required for completion of the transactions contemplated by this Agreement and any Related Agreement.

8.4 Purchaser Third Party Consents. Purchaser and Seller shall have obtained any and all consents, waivers, approvals, authorizations and notices from Persons, other than Governmental Authorities, which are listed on Schedule 8.4, and shall have obtained any and all such other consents, waivers, approvals, authorizations and notices from Persons, other than Governmental Authorities, which are necessary for Purchaser and Seller to consummate the transactions contemplated herein but excepting such consents, waivers, approvals, authorizations and notices if the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on the Company or otherwise materially negatively impact Purchaser’s or Seller’s ability to consummate this Agreement and the transactions contemplated hereby (“Purchaser Third Party Consents”).

8.5 Representations and Warranties True and Correct. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on such date, except for (i) those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date and (ii) those representations and warranties that are modified or limited in any respect by a standard of materiality shall be true and correct in all respects as of the date hereof and the Closing Date as though made on such date; provided, that this condition to Closing shall be deemed satisfied, without prejudice to the right of Purchaser, or any Purchaser Indemnified Parties, to seek indemnification for any such breach, if Seller has breached a representation or warranty, which individually or together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Agreement, has not had, or would not reasonably be expected to result in, a Material Adverse Effect, or violate any Law.

8.6 Bring Down. The Chief Executive Officer of Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8.2 and 8.5 has been satisfied (the “Seller Officer’s Certificate”).

8.7 MHP Provider Agreement. At or before the Closing, the MHP Provider Agreements shall have been executed and delivered by MetCare of Florida, Inc., the Company and all of their respective Affiliates and other Persons who are referenced as a party to such MHP Provider Agreements.

8.8 Material Adverse Effect. There shall not have occurred a Material Adverse Effect which has not been waived, or deemed to have been waived, by Purchaser in accordance with the terms of Section 5.9.

9. Termination.

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser, pursuant to Section 5.9; or by Purchaser if any of the conditions in Section 8 have not been satisfied as of October 31, 2008 (the “Termination Date”) or if satisfaction of any condition in Section 8 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Termination Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of Purchaser to comply with its obligations under this Agreement); or

(c) by Seller, if any of the conditions in Section 7 have not been satisfied as of the Termination Date or if satisfaction of any such condition in Section 7 is or becomes impossible and Seller has not waived such condition in writing on or before the Termination Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of Seller to comply with its obligations under this Agreement).

9.2 Termination Consequences. If this Agreement is terminated pursuant to Section 9.1: (i) all further obligations of the Parties under this Agreement shall terminate, except that Sections 5.6, 11.3, 11.8 and 11.11, and this Section 9.2, shall survive; (ii) each Party shall pay the costs and expenses incurred by it in connection with this Agreement; and (iii) nothing shall prevent any Party hereto from pursuing any of its legal rights or remedies that may be available to such Party by Law or in equity against any other Party to this Agreement (including the rights of any non-breaching Party to this Agreement to pursue its legal rights or remedies against any breaching Party pursuant to this Agreement or otherwise).

10. Survival and Indemnification.

10.1 Survival; Claims for Indemnification.

(a) Except as expressly set forth in this Agreement to the contrary, all representations and warranties of Purchaser and Seller, respectively, contained in this Agreement or in any Related Agreement, and as restated in any certificates delivered at the Closing in connection with this Agreement, shall be deemed to be material and to have been relied upon by Purchaser (with respect to the representations and warranties of Seller), and Seller (with respect to the representations and warranties of Purchaser), respectively, and shall survive the Closing, and any claims under Section 10.2 below shall survive the Closing, and continue to be fully effective and enforceable following the Effective Time, for twenty four (24) months, and shall thereafter be of no further force and effect; provided: (i) that the representations and warranties set forth in Sections 3.1, 3.2, 3.4(a)(i), 3.5, 3.11, 4.1, 4.2, and 4.4(i), and the time period for making any claim under Section 10.2 in respect thereof (collectively, the “Transactional Representations and Warranties”), shall survive the Closing and shall not expire; (ii) that the representations and warranties set forth in Sections 3.14 and 3.23, and the time period for making any claim under Section 10.2 in respect thereof, shall survive the Closing and shall not expire until the 60th day following the date that the applicable statutes of limitations period with respect to the matters covered by such representations and warranties shall have expired; (iii) there shall be no time limitation for bringing any claim under subclauses (iv), (vi) or (vii) of Section 10.2(a); and (iv) there shall be no time limit for the bringing of any claim or Action to recover any Loss that resulted from any fraudulent acts; provided, further, that if there is an outstanding notice of a claim at the end of any such period of survival of the representations and warranties, or indemnities, set forth above, and such notice was given in compliance with the terms of Section 10.3, such applicable period shall not end in respect of such claim until such claim is finally resolved. Except as expressly set forth in this Agreement, all covenants made by the Parties herein shall continue to be enforceable following the Closing Date in accordance with their terms.

(b) Except as set forth in Section 5.9, each Party to this Agreement shall have the right to make a claim for indemnification under this Section 10 irrespective of any such Party’s obligation to close the transactions provided for herein or any investigation conducted with respect to, or any Knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Except as set forth in Section 5.9, the waiver of any condition to Closing based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on any misrepresentation, breach or nonperformance of any such representation, warranty, covenant, and obligation.

10.2 Indemnification.

(a) Subject to the limitations set forth in this Section 10, Seller shall indemnify, defend and hold harmless Purchaser and Purchaser’s directors, officers, employees, agents, Affiliates and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any claim, demand, judgment, loss, liability, Proceeding, assessment, penalty, fee, fine, cost, damage or expense (including reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses” and individually a “Loss”) which any of the Purchaser Indemnified Parties shall suffer, sustain or become subject to by virtue of or which arise out of or result from: (i) any breach of, or inaccuracy in, the representations and warranties of the Seller set forth in this Agreement, in each circumstance without regard to any materiality or Material Adverse Effect qualifications contained therein for purposes of determining the amount of any Losses (but not for purposes of determining any breach or misrepresentation thereof); (ii) any breach by the Seller of its or their covenants contained in this Agreement or any Related Agreement which are to be performed prior to the Effective Time; (iii) any breach by the Seller of its covenants contained in this Agreement or any Related Agreement which are to be performed after the Effective Time; (iv) except to the extent accrued on the books and records of the Company as of the Effective Time or in connection with the computation of the Net Equity Adjustment Amount, any Pre-Closing Taxes; (v) the failure of the Company to timely file a Corrective Action Plan pursuant to Rule 69)-191.076; (vi) any Action or Proceeding disclosed, or which should have been disclosed, in Schedule 3.12 (collectively, the “Specified Proceedings”); or (vii) failure of the incorporator of the Company, Seller or the Company, or Persons acting in capacities as officers or directors of the Company prior to the date hereof, to undertake or act in accordance with appropriate legal and corporate formalities associated with (v) the due organization of the Company, (w) appointment of the Company’s board of directors, (x) appointment of officers, (y) valid issuance of shares under proper authority of a duly appointed board, and (z) other similar transactions or actions taken for and on behalf of the Company where a claim is made that the Company, prior to the Effective Time, did not have the requisite power and authority to enter into such transactions or to take such actions. Notwithstanding the foregoing, the Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 10.2(a) to the extent of the amount of any Losses for which, in accordance with Section 2.5, the Parties have taken such amount of such Losses into consideration in the determination of the Closing Net Equity and the Net Equity Adjustment Amount. Any Loses payable in accordance with this Section 10.2(a) shall bear interest from the date such Loss is incurred until satisfaction, but excluding the date of payment, at the Applicable Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed

(b) Subject to the limitations set forth in Section 10 of this Agreement, subsequent to the Effective Time, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, Affiliates and assigns (the “Seller Indemnified Parties”) from, against and in respect of, any Losses which any such Seller Indemnified Party shall suffer, sustain or become subject to by virtue of or which arise out of or result from: (i) any breach of Purchaser’s covenants, representations or warranties herein which are to be performed after the Closing Date, in each case without regard to any materiality or Material Adverse Effect qualifications contained therein for purposes of determining the amount of any Losses (but not for purposes of determining any breach or misrepresentation thereof); (ii) any breach by Purchaser of its covenants contained in this Agreement or any Related Agreement which are to be performed prior to the Effective Time; and (iii) any breach by Purchaser of its covenants contained in this Agreement or any Related Agreement which are to be performed after the Effective Time. Any Loses payable in accordance with this Section 10.2(b) shall bear interest from the date such Loss is incurred until satisfaction, but excluding the date of payment, at the Applicable Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Purchaser Indemnified Parties shall have no right to indemnification for any Losses pursuant to Section 10.2(a) unless and until the aggregate amount of all such Losses incurred by the Purchaser Indemnified Parties, exceeds One Hundred Forty Thousand dollars ($140,000.00) (the “Basket Amount”), and then only to the extent of such excess; provided, the foregoing limitation shall not apply with respect to Losses arising from, in connection with, or relating to: (i) a breach by the Seller of any representation or warranty contained in Sections 3.1 (Authorization), 3.2 (Binding Agreement), 3.4(a)(i) (No Violations), 3.5 (Capitalization), 3.11 (Title), 3.14 (Taxes), 3.23 (Employee Benefit Plans; ERISA) and 3.32 (Broker’s Fees); (ii) the Seller’s breach of any covenant in this Agreement or any other Related Agreement; and (iii) the indemnity for Taxes and Specified Proceedings in accordance with the terms of subclauses (iv), (v), (vi), and (vii), respectively, of Section 10.2(a). Similarly, notwithstanding anything contained in this Agreement to the contrary, the Seller Indemnified Parties shall have no right to indemnification for any Losses pursuant to Section 10.2(b) unless and until the aggregate amount of all such Losses incurred by the Seller Indemnified Parties exceeds the Basket Amount, and then only to the extent of such excess; provided, the foregoing limitation shall not apply with respect to Losses arising from, in connection with, or relating to: (i) a breach by the Purchaser of any representation or warranty contained in Sections 4.1 (Authorization), 4.2 (Binding Agreement), 4.4(i) (No Violation) and 4.7 (Brokers’ Fees); and (ii) the Purchaser’s breach of any covenant in this Agreement or any other Related Agreement; and, provided further, that the foregoing limitation shall not apply to the covenant of Purchaser to pay the Purchase Price.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Purchaser Indemnified Parties’ right to indemnification for any Losses pursuant to Section 10.2(a), shall not exceed Four Million Two Hundred Thousand dollars ($4,200,000.00) (the “Cap”); provided, however, the Cap shall not apply with respect to Losses arising from, in connection with, or relating to any of the following matters: (i) a breach by the Seller or of any representation or warranty contained in Sections 3.1 (Authorization), 3.2 (Binding Agreement), 3.4(a)(i) (No Violations), 3.5 (Capitalization), 3.11 (Title) ), 3.14 (Taxes) ), 3.23 (Employee Benefit Plans; ERISA) and 3.32 (Broker’s Fees); (ii) a Seller’s breach of any covenant in this Agreement or any other Related Agreement; and (iii) the indemnity for Taxes and Specified Proceedings in accordance with the terms of subclauses (iv), (v), (vi), and (vii), respectively, of Section 10.2(a). Similarly, notwithstanding any other provision of this Agreement to the contrary, the Seller Indemnified Parties’ right to indemnification for any Losses pursuant to Section 10.2(b), shall not exceed the Cap; provided, however, the Cap shall not apply with respect to Losses arising from, in connection with, or relating to any of the following matters: (i) a breach by the Purchaser of any representation or warranty contained in Sections 4.1 (Authorization), 4.2 (Binding Agreement), 4.4(i) (No Violation) and 4.7 (Brokers’ Fees); and (ii) the Purchaser’s breach of any covenant in this Agreement or any other Related; provided, the foregoing limitation shall not apply to the covenant of Purchaser to pay the Purchase Price.

10.3 Claims.

(a) Promptly after the assertion by any third Person of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 10 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the parties from whom such indemnification could be sought (the “Indemnitors”) of such Third Party Claim, in addition to the Escrow Agent; provided, and notwithstanding anything to the contrary set forth herein, the failure to give timely notice in accordance herewith shall not affect or limit the Indemnitor’s obligations under Section 10.2 unless and only to the extent such failure materially prejudiced the Indemnitor’s rights or interests. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless: (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim; (ii) the employment of such counsel has been specifically authorized by the Indemnitor in the case of all Third Party Claims with respect to which a Purchaser Indemnified Party seeks indemnification under subsection 10.2(a) above; or (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnitee in its reasonable discretion) for the same counsel to represent both the Indemnitee and Indemnitor. If the Indemnitor assumes the defense of a Third Party Claim, it will conduct the defense actively and diligently. The Indemnitor shall not, without the Indemnitee’s prior written consent (not to be unreasonably withheld), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim, unless the settlement or compromise requires solely the payment of monetary damages and the claimant or plaintiff unconditionally releases the Indemnitee from all Liability with respect to the Third Party Claim.

(b) In the event that the Indemnitor, within ten (10) days after notice from the Indemnitee of any such Third Party Claim, does not assume the defense thereof, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnitor, subject to the right of the Indemnitor to assume thereafter the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof.

(c) If an Indemnitee determines in good faith that there is a reasonable probability that any such Third Party Claim may adversely and materially affect it or its Affiliates other than as a result of monetary damages for which it or its Affiliates would be entitled to indemnification under this Agreement, such Indemnitee may, at its sole cost and expense, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Third Party Claim, but as to Indemnitor’s obligation to the Indemnitee pursuant to this Section 10 the Indemnitor will not be bound by any determination of such Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) An Indemnitor assuming the defense of any Third Party Claim shall keep the Indemnitee reasonably informed at all times of the progress and development of Indemnitor’s defense of and compromise efforts related to such Third Party Claim, and shall furnish the Indemnitee with copies of all relevant pleadings and correspondence. In addition, Indemnitee and the Indemnitor shall cooperate with each other, make available personnel for interviews, discovery and court appearances, and make available to each other and their legal counsel and other designated agents and representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Third Party Claim.

(e) If the claim for Losses does not arise from a Third Party Claim (a “Non-Third Party Claim”), the Indemnitor shall have thirty (30) days after receipt of notice of such Non-Third Party Claim from the Indemnitee to object to such claim by giving notice to the Indemnitee specifying the reasons for such objection or objections. If the Indemnitor has not so objected to the Non-Third Party Claim as of the close of business on such thirtieth (30th) day, the total amount of the Non-Third Party Claim shall thereupon become chargeable to and payable by the Indemnitor in accordance with the terms and conditions of this Section. If the Indemnitor objects timely to the Non-Third Party Claim and the Indemnitor and the Indemnitee(s) are unable to settle any such dispute, both Persons shall have all rights and remedies at law or in equity, and either the Indemnitor or any Indemnitee may commence an action or proceeding to resolve such dispute and determine any amounts due hereunder from the Indemnitor.

10.4 Reduction for Insurance. The amount of any payment to any Indemnitee pursuant to this Section 10 shall be reduced by the amount of any insurance proceeds actually received by or on behalf of such Indemnitee in reduction of the related indemnifiable Loss. Any Indemnitee which subsequently receives insurance proceeds in respect of the related indemnifiable Loss shall pay to the Indemnitor a refund equal to the amount of such insurance proceeds actually received by the Indemnitee (net of all direct collection expenses), subject to an aggregate limit on such refund of the amount the Indemnitor has paid the Indemnitee in respect of such indemnifiable Loss.

10.5 Exclusive Remedy. Except for claims for injunctive or other equitable relief, fraud or intentional misconduct or intentional misrepresentation committed in relation to this Agreement, Purchaser and Seller acknowledge and agree that, after the Effective Time, the foregoing indemnification provisions shall be the exclusive remedy with respect to any Losses incurred by a Seller Indemnified Party or Purchaser Indemnified Party, respectively, in connection with the Sale and the other transactions contemplated by this Agreement.

10.6 Additional Limitations on Recourse. Notwithstanding anything to the contrary set forth in this Agreement, any Purchaser Indemnified Party shall first recover any Losses from the Escrow Fund before making any claim against the Seller, but at such point as the aggregate Losses suffered or incurred by the Purchaser Indemnified Parties exceed the Escrow Fund, then the Purchaser Indemnified Parties shall be entitled to recover such Losses from the Seller subject, however, to the applicable limitations and qualifications set forth in Sections 10.2 and 10.4.

11. Miscellaneous Provisions.

11.1 Further Assurances and Cooperation. Except as otherwise expressly provided in this Agreement, each Party shall execute, acknowledge and deliver to the other any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments and shall take any and all other actions reasonably appropriate or necessary to effectuate, carry out and comply with all of the terms of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

11.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto. No Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party.

11.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida as applied to Contracts made and performed within the State of Florida, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Florida. The Parties hereby consent to the exclusive jurisdiction of any Federal court sitting in Palm Beach County, Florida in any Action or Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Action or Proceeding shall be exclusively heard and determined in any such court. Each of the Parties hereby waives their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non conveniens.

11.4 Amendments. This Agreement may not be amended other than by written instrument signed by the Parties hereto.

11.5 Exhibits, Schedules and Disclosure Schedule. The exhibits, schedules and disclosure schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

11.6 Notices. Any notice, demand, claim or communication required, permitted, or desired to be given hereunder shall be in writing and deemed effectively given when: (i) on the date of delivery if personally delivered against a written receipt; (ii) on the date of delivery if sent by facsimile with receipt confirmed; (iii) on the first Business Day following the date of dispatch if delivered to a reputable overnight courier service (such as DHL Courier, Federal Express, United Parcel Service, etc.) for overnight delivery; or (iv) on the third Business Day if deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:	Metropolitan Health Networks, Inc.
250 Australian Avenue, South
Suite 400
West Palm Beach, Florida 33401
Attn: Michael Earley, Chief Executive Officer
Facsimile: (561) 805-8501
With a copy to:	Hunton & Williams, LLP
1111 Brickell Avenue, Suite 2500
Miami, Florida 33131
Attn: David E. Wells, Esq.
Facsimile: (305) 810-2460
If to Purchaser:	Humana Medical Plan, Inc.
500 West Main Street
Louisville, Kentucky 40202
Attention: Humana Law Department
Facsimile: (502) 580-2799
With a copy to:	Greenebaum Doll & McDonald PLLC
3500 National City Tower
101 South Fifth Street
Louisville, Kentucky 40202
Attention: Daniel E. Fisher, Esq.
Facsimile: (502) 540-2193

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

11.7 Headings. The section and other headings contained in this Agreement and in the exhibits and disclosure schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the exhibits, schedules and disclosure schedules hereto.

11.8 Confidentiality and Publicity; Press Releases. Each Party shall hold in confidence the terms of this Agreement, and, except as provided below, such terms shall not be disclosed without the prior written consent of the other Party. The Parties shall not discuss with, or provide nonpublic information to, any third Party (except for such Party’s Advisors) concerning this transaction prior to the Closing Date, except (i) as required in governmental filings or judicial, administrative or arbitration proceedings, or (ii) pursuant to public releases or announcements either (A) made with the prior written approval of Seller and Purchaser (which consent shall not be unreasonably withheld or delayed), or (B) required by any Law (including Regulation FD promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or Order or the rules of any stock exchange on which either Party lists securities, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, to the extent practicable under the circumstances. The Purchaser hereby acknowledges and agrees that the Seller will be required to announce the execution of this Agreement on a Current Report on Form 8-K no later than four Business Days following the Effective Date and Seller hereby agrees to use its best efforts to provide Purchaser at least two Business Days to comment on the proposed disclosure for the such Form 8-K. Notwithstanding anything to the contrary set forth in this Agreement, the Seller and Purchaser each acknowledges and agrees not to disclose any information concerning the transactions contemplated by this Agreement or any of the Related Agreements to any Person that would reasonably give rise to a duty under Regulation FD under the Exchange Act for the either Party to publicly disclose such information or any other information pertaining to such transactions. The Parties agree to prepare and issue mutually acceptable press releases on or promptly after the Closing announcing the transactions contemplated hereby.

11.9 Gender and Number; Construction. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word “including” followed by a listing does not limit the preceding words or terms and shall mean “including, without limitation.” The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any Related Agreement.

11.10 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any Person not a Party to this Agreement other than with respect to Section 10 hereof, which shall be enforceable by Seller Indemnified Parties and Purchaser Indemnified Parties.

11.11 Expenses and Attorneys’ Fees. Except to the extent otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses relating to the preparation, negotiation, execution and delivery of this Agreement and the Related Agreements and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement and the Related Agreements, including without limitation, the disbursements and fees of their respective Advisors, whether or not the transactions contemplated hereby are consummated. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees and costs.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto. The Parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

11.13 Entire Agreement. Except as expressly provided herein, this Agreement, the Related Agreements, the exhibits, schedules and disclosure schedules, and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof.

11.14 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by the Party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s Knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

11.15 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to Persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

11.16 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

[Signature Page Follows]

In Witness Whereof, this Agreement has been entered into as of the day and year first above written.

Humana Medical Plan, Inc.

By:
Kathleen Pellegrino, Vice President
and Assistant Secretary
(“Purchaser”)

Metropolitan Health Networks, Inc.
By:
Name:
Title:
(“Seller”)

APPENDIX

(The Table of Defined Terms, which is set forth prior to the body of this Agreement following the Table of Contents, is a convenient source for cross-references to the section of this Agreement or this Appendix where defined terms may be located.)

For all purposes of this Agreement, each of the following terms shall have the meaning set forth below:

“Action” or “Proceeding” means any action, hearing, proceeding (public or private), arbitration or suit (whether civil, criminal, administrative or investigative) commenced, brought or conducted by any Person, or any investigation or audit by any Governmental Authority.

“Advisors” means, with respect to any Person, such Person’s directors, officers, employees, accountants, legal counsel, and financial, actuarial, regulatory and tax advisors.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, another Person. For purposes of this definition “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise

“Agency Audit” means any biennial audit by CMS.

“AHCA” means the Florida Agency for Health Care Administration.

“Applicable Rate” means an interest rate of five percent (5%) per annum.

“Business” means the business of operating a managed care business in the State of Florida, including engaging in operations as a Medicare Advantage Organization.

“Business Day” means a day other than a Saturday or a Sunday or other day on which commercial banks in West Palm Beach, Florida are authorized or required by Law to close.

“Claims Settlement Period” means the period commencing with the Effective Time and expiring the last calendar day of the sixth month following the Effective Time.

“Closing Net Equity” means the Company’s Net Equity at the Effective Time, as finally determined at the end of the Claims Settlement Period pursuant to Section 2.5, determined in accordance with SAP and otherwise consistent with past practices and methodologies of the Company, without giving effect to purchase accounting adjustments or other acquisition-related adjustments that Purchaser may make in connection with the Sale and other transactions provided for herein; provided, notwithstanding the foregoing, that the following items or adjustments shall , if not previously done so, be taken into account for purposes of making the determination of Closing Net Equity: (i) to include in such calculation the value of intercompany payables and receivables (including any promissory notes), if any, between the Company and any of its Affiliates; and (ii) to reflect the value (including, any increase or diminution thereof) of any assets or liabilities of the Company related to or resulting from: (A) any amounts due a current or past director, officer, employee or consultant of the Company for severance, compensation or other amounts due such director, officer, employee or consultant arising or resulting from the termination of their employment, appointment or engagement with the Company at or prior to the Closing; (B) any severance, retention or change of control payments or bonuses, or similar compensatory arrangements, paid or payable to directors, officers, employees or consultants of the Company, or any payments due any employee listed on Schedule 6.3(c) upon termination of their employment Contract, as a result of the consummation of the Sale or any other transaction described in this Agreement (excluding any such payments or compensation of the type referred to above for which Purchaser or the Company is responsible under the terms of this Agreement for or on account of actions taken, or policies, terms or conditions put into effect, by Purchaser or the Company after the Effective Time); (C) any recoveries, rebates, refunds, collections or reimbursements collected within the Claims Settlement Period to the Company relating to the Company’s operations prior to the Effective Time (including any pharmacy rebates and recoveries related to: insurance losses, coordination of benefits, subrogation, reinsurance, and hospital audits, irrespective of whether such items were reflected or understated on the Closing Balance Sheet delivered by the Chief Financial Officer of the Company in accordance with Section 2.4); (D) the MHP Closing Costs; and (E) any changes in estimates as of the Effective Time of an asset or a liability or expense included in the determination of Estimated Net Equity, including, but not limited to, any changes in (x) premium receivable from CMS related to calendar year 2007 Medicare member risk score changes above or below the accrued receivable and (y) premiums received from CMS after the Effective Time as a result of CMS Medicare member risk score changes enacted after the Effective Time that are retroactive to time periods prior to the Effective Time; provided, further, that the liabilities for medical claims payable and incurred but not reported medical claims as of the Effective Time shall be an amount equal to the sum of (A) all amounts actually paid with respect to medical claims or settlements of medical claims during the Claims Settlement Period for covered services relating to Members where the date of service preceded the Effective Time, and (B) the Completion Amount (defined below), and (C) a loss adjustment expense of three percent (3%) of the sum of (A) and (B) above. Further, the Parties shall include in the determination of Closing Net Equity: in lieu of any estimates in the Closing Balance Sheet, (x) the net amount of the actual reconciliations with CMS for all Reconciliation Years prior to the Reconciliation Year 2008 that remain open and unreconciled attributable to (1) the CMS Part D Payment Reconciliation (including Risk Sharing, Low Income Cost Subsidy, Reinsurance Subsidy and Budget Neutrality) and (2) the CMS Part D Plan to Plan Reconciliation; plus (y) the estimates reflected in the Closing Balance Sheet of the same two amounts for the portion of the Reconciliation Year 2008 ending at the Effective Time, the final payment for which shall be made pursuant to Section 2.6(a). Further, the Parties shall include in the determination of Closing Net Equity the estimates reflected in the Closing Balance Sheet of any payments to be received from CMS regarding the Medicare Risk Payments, the final payment for which shall be made pursuant to Section 2.6(b). Notwithstanding anything to the contrary contained in this definition, to the extent any expense is otherwise satisfied by Seller, the payment of such expense shall not be deemed a liability for purposes of determining the Closing Net Equity.

“CMS” means the Centers for Medicare and Medicaid Services, a division of the United States Department of Health and Human Services.

“CMS Part D Payment Reconciliation” means all retroactive payments, adjustments and reconciliations between CMS and the Company pursuant to 42 CFR Part 423, Subpart G.

“COBRA” shall refer to Provisions relating to the continuation of coverage under group medical plans set forth in Part 6, Subtitle B, Title I of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Completion Amount” means a good faith estimate, based on the application of actuarial standards and principles consistent with past practices of the Company, of all remaining medical service expenses for the period preceding the Effective Time which have not been paid prior to expiration of the Claims Settlement Period.

“Confidential Information” shall mean all information of any kind concerning Purchaser, Seller the Company or their Affiliates, in connection with the transactions contemplated by this Agreement except information: (i) ascertainable or obtained from public or published information, or is otherwise in the public domain at the time disclosed or obtained; (ii) received from a third party not known by such party to be under an obligation to keep such information confidential; (iii) that is or becomes known to the public (other than through a breach of this Agreement); or (iv) that was in such party’s possession prior to disclosure thereof to such party in connection herewith.

“Contract” or “Agreement” means any contract, agreement, subcontract, indenture, note, bonds (including surety bond), loan, instrument, lease, mortgage, franchise, license, assignment, purchase order, sale order, proposal, bid, undertaking, arrangement, understanding, commitment, whether written or oral, that is legally binding.

“DB Plan” shall refer to any employee benefit plan sponsored by Seller or an ERISA Affiliate subject to Title I, Subtitle B, Part 3 or ERISA or Title IV of ERISA.

“Deferred Compensation Plan” shall refer to any “nonqualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code.

“Enrollment Forms” means all applications and other documents which are or have been submitted by Members or prospective Members for enrollment in a Health Benefit Plan and which have been accepted by the Company.

“ERISA” shall refer to the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall refer to any other person or entity that, together with the Company or the Seller, would be treated as a single employer under section 414 of the Code.

“Escrow Agent” means the mutually acceptable escrow agent retained to serve as such pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Purchaser, the Seller and Escrow Agent, in substantially the form attached hereto as Exhibit B.

“Escrow Fund” means $1,400,000.00, deposited with the Escrow Agent in accordance with the Escrow Agreement and Sections 2.5 and 2.8 of this Agreement.

“Estimated Net Equity” means the Company’s Net Equity as of the last calendar day of the month which is two months prior to the month during which the Closing occurs (which amount is intended to be a reasonable estimate of the Company’s Net Equity as of the Effective Time), determined in accordance with SAP and otherwise consistent with past practices and methodologies of the Company as more fully described in Schedule 2.4, but without giving any effect to purchase accounting adjustments or other acquisition-related adjustments that Purchaser may make in connection with the Sale and the other transactions provided for in this Agreement; provided, notwithstanding the foregoing, that the following items or adjustments shall , if not previously done so, be taken into account for purposes of making the determination of Estimated Net Equity: (i) to include in such calculation the value of intercompany payables and receivables (including any promissory notes), if any, between the Company and any of its Affiliates; and (ii) to reflect the value (including, any increase or diminution thereof) of any assets or liabilities of the Company related to or resulting from: (A) any amounts due a current or past director, officer, employee or consultant of the Company for severance, compensation or other amounts due such director, officer, employee or consultant arising or resulting from the termination of their employment, appointment or engagement with the Company at or prior to the Closing; (B) any severance, retention or change of control payments or bonuses, or similar compensatory arrangements, paid or payable to directors, officers, employees or consultants of the Company, or any payments due any employee listed on Schedule 6.3(c) upon termination of their employment Contract, as a result of the consummation of the Sale or any other transaction described in this Agreement (excluding any such payments or compensation of the type referred to above for which Purchaser or the Company is responsible under the terms of this Agreement for or on account of actions taken, or policies, terms or conditions put into effect, by Purchaser or the Company after the Effective Time); (C) a good faith estimate of medical expenses payable determined by the Company; (D) a loss adjustment expense of three percent (3%) of subclause (C) above; and (E) the MHP Closing Costs. Notwithstanding anything to the contrary contained in this definition, to the extent any liability of the Company will be paid at or after closing by the Sellers, the payment of such expense shall not be deemed a liability for purposes of determining the Estimated Net Equity.

“Federal HMO Act” means the federal Health Maintenance Organization Act of 1973, codified at 42 U.S.C. § 300e.

“GAAP” means United States generally accepted accounting principles as in effect from time to time applied on a consistent basis.

“Governmental Authorization” means any consent, license, or certificate of need, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or Order.

“Governmental Authority” means, collectively, any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal or other governmental organization or body; (iii) governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or Taxing authority of any nature.

“Health Benefit Laws” shall mean all Laws of the State of Florida and all other jurisdictions wherein the Company is conducting its Business, and federal Laws of the United States of America, relating to the licensure, certification, qualification or authority to transact business relating to the provision of, payment for, arrangement of, or administration or utilization of health or medical benefits, insurance or provider claims, including ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the HIPAA, the Laws governing the Medicare Advantage Program, the Insurance Code of the State of Florida, and other Laws relating to the regulation of workers compensation, managed care organizations, insurance companies, third-party administrators, utilization review agents, certificates of need, utilization review coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse, patient referrals and provider incentives.

“Health Benefit Plan” means all of the health and medical care benefit plans and products, and all of the prescription drug plans and products, and any evidence of coverage form, summary of benefits form, or other policy forms reflecting the benefits or coverage under such plans, offered, sold, administered or maintained by the Company for the benefit of its Members.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Knowledge” means (i) when referring to Seller’s Knowledge, the actual knowledge of the Seller’s Chief Executive Officer, the Seller’s Chief Financial Officer, the Seller’s General Counsel and the President of Metcare of Florida, Inc., and in each such case, the knowledge that a reasonably prudent person would be expected to have acting in such person’s capacity in the conduct of the Company’s business and operations; and (ii) when referring to Purchaser’s knowledge, the actual knowledge of Thomas J. Liston, Charles Beckman, Michael Russman and Ralph M. Wilson, and in each such case, the knowledge that a reasonably prudent person would be expected to have acting in such person’s capacity in the conduct of the Purchaser’s business and operations.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, the State of Florida, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” shall mean any mortgage, security interest, pledge, hypothecation, assignment, lease, encumbrance, lien, or restriction on transfer, other than restrictions on transfer imposed by applicable securities Laws, including the Securities Act.

“Material Adverse Effect”, with respect to any Person, means any effect that individually or taken together with other effects is materially adverse to (i) the condition, properties, assets, liabilities, business, operations, or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred as a result of (A) general economic conditions affecting generally the industry in which such Person competes, (B) general market conditions in the United States or (C) any effect resulting from or arising in connection with the announcement of this Agreement or the transactions contemplated hereby, except that a Material Adverse Effect shall be deemed to have occurred as a result of any announcement of this Agreement or transactions contemplated hereby that result in any Affiliated physician organizations, associations or groups terminating its relationship with the Company.

“Medicaid” means Title XIX of the Social Security Act, as amended, or any successor Law, and all regulations issued pursuant thereto and any successor Law, and the Laws of the State of Florida and any other States in which the Company does business passed or promulgated in connection with programs administered under Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act, as amended, or any successor Law and all regulations issued pursuant thereto and any successor Law.

“Medicare Advantage Contracts” means the Company’s Contracts ## H5426 with CMS (including any successor Contracts) that authorize the Company to participate in the Medicare Advantage Program and offer, sell and administer the Health Benefit Plans in the Service Area.

“Medicare Advantage Program” means the program enacted under Part C of Title XVIII of the Social Security Act as succeeded and superceded by Title II of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or any successor Law and all regulations issued pursuant thereto or any successor Law.

“Member” means an individual enrolled in any Health Benefit Plan.

“MHP Closing Costs” means the sum of all fees and expenses payable by the Company in connection with or related to the transactions contemplated hereby to the Advisors (other than directors, officers and employees) of Seller and the Company, incurred in connection with the Sale, this Agreement or the transactions contemplated hereby, including any and all investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees set forth in the Reductions Notice delivered by Seller to Purchaser pursuant to Section 2.2.

“MHP Provider Agreements” means all agreements in the form of Exhibit F attached hereto between the Purchaser and Metcare of Florida, Inc..

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” shall refer to any “multiemployer plan” within the meaning of section 3(37) of ERISA.

“Net Equity” shall mean the net equity of the Company as determined in accordance with SAP, applied on a consistent basis with past practices of the Company.

“OIR” means the Office of Insurance Regulation of the State of Florida.

“Order” means any decision, award writ, judgment, decree, ruling, verdict, injunction, assessment, penalty, or similar order made, issued or entered by, or settlement with, any Governmental Authorities or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such an action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“PBGC” shall refer to the Pension Benefit Guaranty Corporation.

“Pension Plan” shall refer to any “employee pension benefit plan” within the meaning of section 3(2) of ERISA.

“Permitted Liens” means (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like Liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith by appropriate proceedings, (ii) Liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings, (iii) Liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company's assets which individually or in the aggregate do not detract materially from the use or value of the assets, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (v) statutory landlord's Liens related to the rental of real property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Deficiency” shall mean any obligation of Company or its Subsidiaries to pay Pre-Closing Taxes that are not reserved for, or with respect to which a liability has not been recorded, on the Closing Balance Sheet.

“Pre-Closing Taxes” shall mean all Liabilities for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods, including all Liabilities for Straddle Period Taxes allocated to any Pre-Closing Period. For purposes hereof, Liabilities for Straddle Period Taxes shall be allocated as follows: (i) for Straddle Period Taxes that are either (w) based upon or related to income or receipts or (x) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the portion of such Straddle Period Taxes allocated to the Pre-Closing Period shall be deemed to be an amount which would be payable if the taxable period began or ended at the Effective Time; and (ii) for Straddle Period Taxes imposed on a periodic basis with respect to the assets of the Company or any of its Subsidiaries, or otherwise measured by the level of any item, the portion of such Straddle Period Taxes allocated to the Pre-Closing Period shall be an amount equal to the product of (y) the amount of such Straddle Period Taxes for the entire period multiplied by (z) a fraction, the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

“Pre-Closing Tax Period” shall mean any Tax period beginning before the Effective Time and ending at the Effective Time, including the portion of any Straddle Period preceding and ending at the Effective Time.

“Reconciliation Year 2008” means calendar year 2008.

“SAP” means statutory accounting principles prescribed by the National Association of Insurance Commissioners for the preparation of financial statements, as modified by the Laws of the State of Florida or other applicable State wherein the financial statements of the Company are to be or have been filed, applied on a consistent basis.

“Seller Plan” shall refer to any Pension Plan, Welfare Plan, Multiemployer Plan, Deferred Compensation Plan, VEBA, stock option plan, phantom stock plan, stock appreciation right, severance plan, life insurance, disability insurance, fringe benefit plan, or any other arrangement sponsored by Seller, the Company or an ERISA Affiliate pursuant to which any Company Employee has any present or future right to any benefits, incentive, bonus, or compensation (other than salary or wages), or under which the Company has or may have any present or future liability.

“Straddle Period” means a period that begins before the Effective Time and ends after the Effective Time, including any such period to which a periodic or recurring assessment of property or other Taxes relates.

“Straddle Period Taxes” means Taxes due and payable with respect to a Straddle Period.

“Statutory Surplus” means the surplus as defined in §641.19 of the Florida Statutes, as amended, determined in accordance with SAP, which amount is used to determine compliance with the minimum surplus requirements under the Laws of the State of Florida.

“Subsidiary” means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by the Company.

“VEBA” shall refer to any voluntary employees’ beneficiary association under section 501(c)(9) of the Code.

“Welfare Plan” shall refer to any “employee welfare benefit plan” within the meaning of section 3(1) of ERISA.